    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1996.
                                                    REGISTRATION NO.           .
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                   ---------------
                                      FORM SB-2
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                             ----------------------------

                                 MIDISOFT CORPORATION
                    (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           WASHINGTON                                      3679                                        91-1345532
  (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE)    (I.R.S. EMPLOYER IDENTIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)

                         1605 N.W. SAMMAMISH ROAD, SUITE 205
                             ISSAQUAH, WASHINGTON  98027
                               TELEPHONE:  206/391-3610
            (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                      MELINDA A. BRYDEN, CHIEF FINANCIAL OFFICER
                         1605 N.W. SAMMAMISH ROAD, SUITE 205
                             ISSAQUAH, WASHINGTON  98027
                               TELEPHONE:  206/391-3610
              (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                       COPY TO:

                                 DAVID C. ROOS, ESQ.
                       BERLINER ZISSER WALTER & GALLEGOS, P.C.
                                      SUITE 4700
                                 1700 LINCOLN STREET
                               DENVER, COLORADO  80203
                               TELEPHONE:  303/830-1700
                                ---------------------
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

      IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING
    BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER
           EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.  [   ]

      IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c)
      UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES
       ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION
                       STATEMENT FOR THE SAME OFFERING.  [   ]

      IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
                        PLEASE CHECK THE FOLLOWING BOX.  [   ]

                           CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                             AMOUNT          PROPOSED          PROPOSED MAXIMUM        AMOUNT OF
                  TITLE OF EACH CLASS OF                      TO BE      MAXIMUM OFFERING         AGGREGATE          REGISTRATION
               SECURITIES TO BE REGISTERED                 REGISTERED   PRICE PER UNIT(1)     OFFERING PRICE(1)           FEE
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK(2)   . . . . . . . . . . . . . . . . . . .      211,318          $3.38                $714,255             $216.45
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457(c).
(2) TO BE OFFERED BY CERTAIN SELLING SHAREHOLDERS.
                                   ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 MIDISOFT CORPORATION

                   CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM SB-2
                                    AND PROSPECTUS


    ITEM IN FORM SB-2                                                LOCATION IN PROSPECTUS
    -----------------                                                ----------------------
1.  Front of Registration Statement and Outside
    Front Cover of Prospectus. . . . . . . . . . . . . . . . . .     Facing Page; Cross Reference Sheet;
                                                                     Outside Front Cover Page.
2.  Inside Front and Outside Back
    Cover Pages of Prospectus. . . . . . . . . . . . . . . . . .     Inside Front Cover Page; Outside
                                                                     Back Cover Page.
3.  Summary Information and Risk Factors . . . . . . . . . . . .     Prospectus Summary; Risk Factors.
4.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .     Prospectus Summary; Use of Proceeds.
5.  Determination of Offering Price. . . . . . . . . . . . . . .     Not Applicable.
6.  Dilution . . . . . . . . . . . . . . . . . . . . . . . . . .     Not Applicable.
7.  Selling Security Holders . . . . . . . . . . . . . . . . . .     Selling Shareholders; Plan of Distribution.
8.  Plan of Distribution . . . . . . . . . . . . . . . . . . . .     Inside Front Cover Page; Plan of Distribution
9.  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . .     Business - Litigation.
10. Directors, Executive Officers, Promoters
    and Control Persons. . . . . . . . . . . . . . . . . . . . .     Management.
11. Security Ownership of Certain Beneficial
    Owners and Management. . . . . . . . . . . . . . . . . . . .     Principal Shareholders.
12. Description of Securities. . . . . . . . . . . . . . . . . .     Outside Front Cover Page; Capitalization;
                                                                     Description of Securities.

13. Interest of Named Experts and Counsel. . . . . . . . . . . .     Legal Matters; Experts.
14. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities. . . . . . . . . . . . . . . . . . . . . . .     Management - Limitation of Liability and Indemnification.
15. Organization Within Last Five Years. . . . . . . . . . . . .     Business; Certain Transactions.
16. Description of Business. . . . . . . . . . . . . . . . . . .     Prospectus Summary; Business.
17. Management's Discussion and Analysis
    or Plan of Operation . . . . . . . . . . . . . . . . . . . .     Management's Discussion and Analysis of
                                                                     Financial Condition and Results of Operations.

18. Description of Property. . . . . . . . . . . . . . . . . . .     Business - Facilities.
19. Certain Relationships and Related
    Transactions . . . . . . . . . . . . . . . . . . . . . . . .     Certain Transactions.
20. Market For Common Equity and
    Related Shareholder Matters. . . . . . . . . . . . . . . . .     Risk Factors.

21. Executive Compensation . . . . . . . . . . . . . . . . . . .     Management - Executive Compensation.

22. Financial Statements . . . . . . . . . . . . . . . . . . . .     Financial Statements.

23. Changes In and Disagreements With
    Accountants on Accounting and
    Financial Disclosure . . . . . . . . . . . . . . . . . . . .     Not Applicable.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED DECEMBER 4, 1996


                                211,318 SHARES


                            MIDISOFT CORPORATION

                                COMMON STOCK

    All of the shares of Common Stock offered hereby will be sold by certain selling shareholders of Midisoft Corporation. The shares of Common Stock offered hereby are comprised of 166,667 shares which were issued to Ask Me Multimedia, Inc. ("AMM") in connection with an asset purchase agreement by and between AMM and the Company and 44,651 shares which were issued to Knowledge Engineering, Inc. ("KEI") in connection with an asset purchase agreement by and between KEI and the Company. (Together, AMM and KEI are referred to herein as the "Selling Shareholders.")

    The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. AMM has agreed to pay the expenses of registering the shares of Common Stock offered hereby. See "Selling Shareholders."

    The Selling Shareholders may offer the 211,318 shares of Common Stock owned by them for sale as principals for their own accounts at any time, and from time to time, in the over-the-counter market at prices prevailing at the time of sale, commencing on the date of this Prospectus. The Company has undertaken to keep the registration statement of which this Prospectus forms a part current for a period of 60 days from the date hereof. Any private sales of Common Stock by the Selling Shareholders may require the filing of a post-effective amendment to the Registration Statement of which this Prospectus forms a part to reflect a change in the plan of distribution. The Company has not been advised by any Selling Shareholder of an intent to sell the Common Stock registered in a private transaction. The registration statement of which this Prospectus forms a part must be current at any time during which a Selling Shareholder sells shares of Common Stock, and a current Prospectus must be delivered to a purchaser of the Common Stock when a Selling Shareholder sells such securities. See "Selling Shareholders," "Description of Securities" and "Plan of Distribution."

    On November 22, 1996, the closing bid price of the Common Stock was $3.38 per share. See "Price Range of Common Stock." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "MIDI".

                             ----------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF MATERIAL RISKS WHICH
                        PROSPECTIVE INVESTORS SHOULD CONSIDER.
                             ----------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
            SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------------


                   THE DATE OF THIS PROSPECTUS IS           , 1996

                                  PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR INFORMATION PROSPECTIVE INVESTORS SHOULD CONSIDER.

                                     THE COMPANY

    Midisoft Corporation (the "Company") is a leading provider of innovative applications for the use of sound on the personal computer (PC). The Company was incorporated in Washington in 1986 and introduced its first product, METATRAK, the precursor to Studio, in that year. The Company has focused its product lines to include music learning and creativity and the integration of sound and media in today's PC environment. The Company divides these product lines into two development categories, music products and strategic products. The Company's music products enable users to enjoy, explore, learn, create and share music. The Company pioneered the development of MIDI technology, including the ability of users to instantly view musical notation of sounds played through a piano keyboard, or other MIDI-equipped instrument, linked to a PC. Midisoft's strategic products promote the convergence of sound with other technologies into the personal computer desktop. The products allow users to enhance their computing experience, and to communicate more effectively with and through computers. The Company markets its products on a worldwide basis to (i) original equipment manufacturers (OEMs), which "bundle" one or more of Midisoft's products with their own products, (ii) distributors and resellers, which directly supply the retail distribution channel, and (iii) end users, catalog companies, and businesses.

                                     THE OFFERING

Common Stock offered by the Selling Shareholders. . . . . .       211,318 shares
Common Stock to be outstanding after this offering. . . . .     4,691,066 shares
Use of proceeds . . . . . . . . . . . . . . . . . . . . . .     The shares of Common Stock are being offered by the Selling
                                                                Shareholders.  The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.
Nasdaq National Market symbol . . . . . . . . . . . . . . .     MIDI

                                SUMMARY FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEAR ENDED                          NINE MONTHS
                                                                DECEMBER 31,                     ENDED SEPTEMBER 30,
                                                  ---------------------------------------     -------------------------
                                                     1995           1994           1993          1996           1995
                                                  ---------      ---------      ---------      ---------      ---------
STATEMENT OF OPERATIONS DATA:
Revenues . . . . . . . . . . . . . . . . . .      $   5,420       $  4,989       $  2,536     $    2,161       $  4,461
Gross profit . . . . . . . . . . . . . . . .          2,930          3,907          2,018            761          2,761
Operating income (loss)  . . . . . . . . . .        (12,511)           (12)           165         (4,072)        (6,532)
Net income (loss). . . . . . . . . . . . . .        (12,132)           118            175         (3,977)        (6,193)
Net income (loss) per share  . . . . . . . .      $   (2.60)      $    .03       $    .07     $    ( .85)      $  (1.37)
Weighted average shares outstanding. . . . .          4,665          3,850          2,591          4,677          4,512

                                       DECEMBER 31,   SEPTEMBER 30,
                                       ------------   -------------
                                           1995           1996
                                        ---------      ---------
BALANCE SHEET DATA:
Working capital . . . . . . .           $   3,472      $     300
Total assets. . . . . . . . .               8,564          4,280
Shareholders' equity. . . . .               5,264          1,359

    The Company was incorporated in Washington in September 1986. Its principal executive offices are located at 1605 North West Sammamish Road, Suite 205, Issaquah, Washington, and its telephone number is (206) 391-3610. Unless the context otherwise requires, references in this Prospectus to the "Company" and "Midisoft" refer to Midisoft Corporation.

                                     RISK FACTORS


    IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.


VOLATILITY OF STOCK PRICE; RESTATEMENT OF FINANCIAL STATEMENTS

    Since commencing trading on July 19, 1993, the Company's Common Stock has experienced significant price fluctuations from a high closing bid price, as reported by Nasdaq, of $17.50 during the fourth quarter of 1994 to a low closing bid price of $1.625 during the first quarter of 1996. The Company believes that the decline in the price of the Common Stock reflects the public's reaction to recent losses and, in part, the Company's announcement on July 24, 1995 that it would restate its financial statements for fiscal year 1994 and the first quarter of 1995. The major component of the restatement was the reversal of revenue recognized for products shipped to resellers and distributors during 1994. Such revenues related to retail products returned by distributors during 1995 and also to retail products held at freight forwarders for shipment to distributors subsequent to December 31, 1994. After giving effect to the restatement, the Company had revenues of $4,989,000 and net income of $118,000, or $.03 per share, for 1994, compared to revenues of $5,800,000 and net income of $536,000, or $.14 per share, as previously reported. Announcements concerning the development or distribution of new products by the Company may also be a factor that causes price fluctuations. Other factors that may cause the market price of the Common Stock to fluctuate include quarterly fluctuations in results of operations, market conditions specific to the interactive multimedia industry and market conditions in general. In addition, in recent years the stock market in general has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many technology and small capitalization companies such as the Company. Factors such as those cited above, as well as other factors that may be unrelated to the operating performance of the Company, may adversely affect the price of the Common Stock. See "Price Range of Common Stock."


RECENT LOSSES; VARIABILITY IN QUARTERLY OPERATING RESULTS

    Although the Company generated net income of $48,000, $175,000 and $118,000 in 1992, 1993 and 1994, respectively, operating losses of $12,000, $12,511,000 and $4,072,000 were incurred during 1994, 1995 and the nine months ended September 30, 1996, respectively. The Company believes that these recent losses are attributable to delays in completing new products, an inability to market the expanded product line, decreased orders of the Company's products by certain distributors, increased amortization expenses associated with the capitalization of its software and increased legal and accounting fees arising out of the defense of a shareholder lawsuit filed against the Company in March of 1995.
See "Litigation." The Company has substantially reorganized its operations and has refocused its resources upon the Company's core competence in sound and music. In September 1995, the Company reduced its work force to decrease costs as its initial step in reorganization. During the third and fourth quarter of 1995, the Company recorded charges of $2.4 million and $1.5 million, respectively, for restructuring associated with the Company's determination that certain software assets were not compatible with the reorganized product strategy. The Company has taken significant steps to reduce the negative cash flow from operations by decreasing total personnel by approximately 40%, subleasing a portion of its facility, eliminating outside contractors and reducing its product lines to allow maximum effectiveness of sales personnel and marketing expenditures. There can be no assurance that the Company's profitability will be restored or that, if restored, such profitability will be maintained.

    The Company experiences significant fluctuations in quarterly operating results due to a number of factors, including, among others, the size and timing of customer orders, delays in product enhancements and new product introductions by the Company or its competitors, quality control difficulties, market acceptance of new products, product returns, customer order deferrals in anticipation of new products or enhancements, reduction in demand for existing products as a result of new product introductions, seasonality in product purchases by distributors, resellers and end users, and pricing trends in the software industry generally and in the markets in which the Company is active. The Company's customers generally order on an as-needed basis and the Company does not typically have a significant order backlog at the beginning of each quarter. Therefore, quarterly revenues are dependent on the volume and timing of orders received during each quarter, which may be difficult to forecast. Any significant decrease in customer orders for any reason would have an immediate adverse impact on the Company's operating results and its ability to maintain profitability. The Company's business is also seasonal such that its revenues in the second and third quarters are typically lower than during the first and fourth quarters of each year. Any of these factors could cause quarterly operating results to vary significantly from prior periods. The Company's operating expenses are based in part on its estimate of future revenues and, accordingly, the Company may be unable to adjust spending in a timely manner to compensate for a shortfall in revenues.


POSSIBLE NEED FOR ADDITIONAL CAPITAL

    As of September 30, 1996, the Company had current assets of approximately $3.2 million, including cash and cash equivalents of $928,000. Also at September 30, 1996, the Company had current liabilities of approximately $2.9 million, $1.5 million of which will be paid in Common Stock. The Company will be able to fund its continuing operations only if it is successful in either raising additional capital or achieving positive cash flow from operations. Management believes that the corporate restructuring undertaken in 1995, the decision to refocus the Company's resources on sound and music technologies and the recent introduction of new products, particularly the Company's enhanced Sound Bar product, will improve the Company's operating results and enhance its ability to secure additional capital. However, there can be no assurance that the Company will realize cash flow from operations or secure additional capital on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."


RISKS ASSOCIATED WITH DISTRIBUTION STRATEGY

    The Company's sales and marketing efforts are currently focused on its three channels of distribution: distributors and resellers, OEMs and direct sales. Gross profit percentages generated from sales of products in each of these channels vary significantly. To the extent the Company's sales become concentrated in one or two of the channels of distribution, such concentration could significantly affect the Company's profitability. OEM sales generate higher gross profit percentages than sales through other channels since there are minimal sales and manufacturing costs associated with OEM licenses. Greater reliance on sales to distributors and resellers or direct sales could therefore reduce the Company's overall gross profit percentages. Licensing revenues from OEMs accounted for approximately 39% of the Company's total revenues in 1993, 55% in 1994, 55% in 1995 and 35% in the nine months ended September 30, 1996. A majority of the license agreements the Company currently has with OEMs are relatively short-term (generally one year) and typically require the OEMs to purchase a specific number of products from the Company. Should OEMs with existing license agreements not renew such agreements or in the event the Company is unable to expand the number of OEM licensees, the Company's revenues and profitability would be materially adversely affected. The insolvency or business failure of OEM licensees, or a material increase in uncollectible receivables generated from sales to OEMs, could have a material adverse effect on the Company's operations.

DEPENDENCE ON EXISTING PRODUCTS

    The Company's growth and profitability are dependent on, among other things, the Company's ability to improve the performance, and expand the market share, of its existing products. Historically, a significant portion of the Company's revenues has been generated from sales of its MIDI-based music software product line. The introduction of competing software products embodying new technologies or the emergence of new industry standards could render the Company's existing products obsolete or unmarketable. The Company's future success will depend upon its ability to enhance its current products to keep pace with technological developments and to respond to evolving end-user requirements. Should market acceptance of the Company's existing products decline, the Company could be required to significantly alter its product lines, which could have a material adverse effect on the Company's results of operations. The development of additional competitive products by others could also place price and profit margin pressure on the Company if new products or enhancements are not introduced.


TECHNOLOGICAL CHANGE; RISKS ASSOCIATED WITH DEVELOPMENT OF NEW PRODUCTS

    The markets for the Company's products are characterized by rapidly changing technology and frequent new product introductions. Accordingly, the Company believes its future prospects depend on its ability to develop and introduce in a timely fashion new products that achieve market acceptance.
There can be no assurance that the Company will be able to identify, design, develop, market or support new products successfully or that the Company will be able to respond effectively to technological changes or product announcements by competitors. In the past, the Company occasionally experienced delays in the introduction of new products and product enhancements. Delays in new product introductions or product enhancements could adversely affect the Company. There can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance.


RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

    During late 1994 and the first half of 1995, the Company aggressively pursued development and acquisition of new software products with business, education and entertainment applications which extended beyond the Company's core expertise in sound and music. Significant resources were expended in attempting to acquire, develop and market these new products, including the software products acquired from AMM and KEI. The Company's investments in AMM and KEI were written-off during 1995, and management has returned the Company's focus to sound and music products. Although it is not management's current strategy to aggressively pursue acquisition of other companies, should the Company in the future again pursue growth through acquisition, there can be no assurance that the acquired companies, technologies and product lines will contribute to the Company's profitability. Moreover, such acquisitions could involve a number of risks, including the diversion of management's attention to the assimilation of the acquired entities, adverse short-term effects on the Company's operating results and the amortization of acquired intangible assets. Further, the Company may in whole or in part fund acquisitions through the issuance of Common Stock or Preferred Stock. Such issuances could result in substantial dilution of shareholders' ownership interests in the Company.


MANAGEMENT OF GROWTH

    Since 1991, the Company has experienced growth that has placed significant demands on the Company's administrative, operational and financial resources. Managing the Company's financial controls and systems has been a particular challenge for the Company, and the Company has had to restate its financial statements in the past. From 1992 through the first two quarters of 1995, the Company significantly increased its executive, marketing, technical and support staff. However in September 1995, the Company reduced total personnel by 40% and took other measures calculated to maximize effectiveness of sales and marketing personnel and decrease the Company's negative cash flow from operations. Failure to manage any future growth and other changes in its business could have a material adverse impact on the Company's results of operations and financial condition.


COMPETITION

    The computer software industry is intensely competitive and is characterized by rapid technological advances, evolving industry standards and technological obsolescence. The Company's products currently compete in the computer audio software markets. Many of the Company's current competitors have longer operating histories and have greater financial, technical, sales, marketing and other resources than the Company. In addition, there exists a number of large, well-capitalized software companies that could, should they choose to do so, market computer audio software in direct competition with the Company. The Company believes that the principal competitive factors in the market for computer software include support for various multimedia standards, integration of computer audio with other interactive media formats, ease of use, ease of installation and reliability, as well as price, service and support, and market presence. Although the Company believes that it competes favorably with respect to certain of these factors, there can be no assurance that other present or potential competitors will not develop additional products or alternative technologies which make the Company's products obsolete. There can be no assurance the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance.


CUSTOMER CONCENTRATION

    The Company's revenues and accounts receivable have historically been attributable to a limited number of key customers, the identity of which may vary from year to year. To the extent the Company continues to depend upon a limited number of key customers for a material percentage of its revenues and accounts receivable, the loss of one or more of such significant customers could materially adversely affect the Company's results of operations. The Company has extended favorable credit terms to its key customers in the past and may continue to do so in the future.


DEPENDENCE ON INTERNATIONAL SALES

    The Company derived approximately 32%, 29% and 17% of its total revenues from sales to various international customers during 1993, 1994 and 1995, respectively and 17% of total revenues from such sales during the nine months ended September 30, 1996. The Company expects that international sales will continue to represent a significant percentage of its total revenues. The Company's international operations are subject to special risks, including exposure to regulatory requirements, political and economic instability, trade restrictions, lengthier collection cycles and greater difficulty in accounts receivable collection and, indirectly, currency fluctuations when such fluctuations in the value of the U.S. dollar against local currencies causes an effective decrease in sales revenues. A weakening in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the effective price of the Company's products in its international markets.

DEPENDENCE ON KEY PERSONNEL

    The Company's success will depend to a significant extent on the continued services of its executive officers, including Larry Foster, Chairman of the Board, President and Chief Executive Officer, Jon Scherrer, Vice President of OEM Sales and Melinda Bryden, Vice President of Finance and Chief Financial Officer. The loss of any one of these officers could have an adverse effect on the Company. The success of the Company is also dependent upon its ability to attract and retain highly qualified software developers and marketing personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to recruit and retain such personnel.


PROTECTION OF PROPRIETARY RIGHTS


    Neither the Company nor any of its directors, officers or shareholders own any patents or patent rights respecting products developed or marketed by the Company or any aspect of the Company's development process. The Company relies on a combination of copyright and trade secret protection, nondisclosure agreements and licensing agreements to establish and protect its proprietary rights. The Company will attempt to keep the results of its research and development program proprietary, but may not be able to prevent others from using some or all of such information or technology with or without compensation. Midisoft is aware that unauthorized copying occurs within the software industry, particularly outside the United States, and if a greater amount of unauthorized copying of the Company's products were to occur, the Company's operating results could be adversely affected. Should any competitor successfully copy the Company's products, or successfully introduce and market products that perform functions identical or similar to those performed by the Company's products, the Company may lose some or all of any competitive advantage which it might otherwise have had.


ABILITY TO ISSUE PREFERRED STOCK

    The Company's Articles of Incorporation authorize the issuance of up to 2,500,000 shares of Preferred Stock, of which 1,100 shares were issued as Series A Convertible Preferred Stock in October 1996. The Preferred Stock may be issued in series with the material terms of any series determined by the Board of Directors. Such material provisions may include dividend rights, conversion features, voting rights, redemption rights and liquidation preferences which may be superior to those of the Common Stock. Further, the Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors which could be used to delay, discourage or prevent a change in control of the Company. Such terms could include, among other things, dividend payment requirements, redemption provisions, preferences as to dividends and distributions and preferential voting rights. See "Description of Securities."


ABSENCE OF DIVIDENDS

    The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain profits, if any,
to fund growth and expansion.   See "Dividend Policy."


SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of restricted shares of the Company's Common Stock in the public market could adversely affect the market price of the Common Stock. All of the 4,691,066 shares of Common Stock outstanding are either freely tradeable or are eligible for sale in the public market subject to compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 generally provides that beneficial owners of shares who have held such shares for two years may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. The Company expects to issue an additional 650,000 shares of Common Stock in settlement of a shareholders' class action lawsuit filed against the Company and certain of its former officers. Such shares are expected to be issued to members of the class in the fourth quarter of 1996 and thereafter registered under the Act, thereby permitting sale of the shares in the public market. The Company may issue additional shares of Common Stock upon the conversion of its 1,100 shares of Series A Convertible Preferred Stock. Upon issuance, the shares of Common Stock will be eligible for resale in accordance with the Act, including the provisions of Regulation S adopted
thereunder.   See "Shares Eligible for Future Sale" and "Description of
Securities."


LIMITATION OF LIABILITY

    The Company's Articles of Incorporation provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Articles of Incorporation could prevent the recovery of monetary damages against directors of the Company. See "Management
- Limitation of Liability and Indemnification."

                                   USE OF PROCEEDS


    The Company will not receive any of the proceeds from the sale of Common Stock offered hereby.


                             PRICE RANGE OF COMMON STOCK

    The Company's Common Stock was quoted on the Nasdaq SmallCap Market from the initial public offering on July 19, 1993 through July 26, 1994, and since then the Common Stock has been quoted on the Nasdaq National Market under the symbol "MIDI". The following table sets forth the range of high and low closing bid prices, as reported by Nasdaq, from July 19, 1993 through the quarter ended Septemer 30, 1996. The prices set forth reflect interdealer quotations, without retail markups, markdowns or commissions, and do not necessarily represent actual transactions.

                                                            HIGH         LOW
                                                            ----         ---
    1993
    ----
       Third quarter (commencing July 19, 1993) . . . .      9 1/4        4 1/2
       Fourth quarter . . . . . . . . . . . . . . . . .     16            8

    1994
    ----
       First quarter  . . . . . . . . . . . . . . . . .     13 3/4        9 1/4
       Second quarter . . . . . . . . . . . . . . . . .     14 1/2        9
       Third quarter  . . . . . . . . . . . . . . . . .     16 1/2       10 5/8
       Fourth quarter . . . . . . . . . . . . . . . . .     17 1/2        7

    1995
    ----
       First quarter  . . . . . . . . . . . . . . . . .     12 1/4        8
       Second quarter . . . . . . . . . . . . . . . . .      9 1/4        7 3/4
       Third quarter  . . . . . . . . . . . . . . . . .      8 1/4        4 1/2
       Fourth quarter . . . . . . . . . . . . . . . . .      5 1/2        2 1/4


    1996
    ----
       First quarter  . . . . . . . . . . . . . . . . .      3 1/4        1 5/8
       Second quarter . . . . . . . . . . . . . . . . .      5 1/2        3 1/4
       Third quarter  . . . . . . . . . . . . . . . . .      5 1/2        3 1/4



    On November 22, 1996, the closing bid price of the Common Stock was $3.38 per share.


                                   DIVIDEND POLICY

    The Company has never paid any cash dividends on its Common Stock. It is the current policy of the Company not to pay cash dividends on the Common Stock. Any payment of cash dividends in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

    Holders of the Series A Preferred Stock are entitled to an 8% cumulative dividend payable in Common Stock at the time of conversion. The Series A Preferred Stock is convertible at the holder's option into shares of Common Stock at a price which is equal to the lesser of 85% of the closing bid price as of the date of conversion or 100% of the closing bid price of the Common Stock as of the date of issuance of the Series A Preferred Stock. The Series A Preferred Stock is also subject to mandatory conversion two years after its date of issuance based upon the conversion formula described above.

                               SELECTED FINANCIAL DATA


    The following selected financial data should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data at December 31, 1994 and 1995 and for the fiscal years ended December 31, 1994 and 1995 are derived from the financial statements of the Company which have been audited by Price Waterhouse LLP, the Company's independent accountants, as indicated in their report included herein. The selected financial data as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 have been derived from the Company's unaudited financial statements which, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results for these periods and as of this date. The selected financial data provided below is not necessarily indicative of the future results of operations or financial performance of the Company.


                                                               YEAR ENDED               NINE MONTHS ENDED
                                                              DECEMBER 31,                 SEPTEMBER 30,
                                                         -----------------------       -----------------------
                                                          1995           1994           1996           1995
                                                         --------      --------       --------       --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues . . . . . . . . . . . . . . . . . . . .   $       5,420  $       4,989  $       2,161  $       4,461
Cost of revenues . . . . . . . . . . . . . . . .           2,490          1,082          1,400          1,700
                                                    ------------   ------------   ------------   ------------
Gross profit . . . . . . . . . . . . . . . . . .           2,930          3,907            761          2,761
                                                    ------------   ------------   ------------   ------------
Operating expenses:
  Research and development . . . . . . . . . . .           1,787            617            666          1,222
  Sales and marketing. . . . . . . . . . . . . .           4,097          2,142          2,459          2,948
  General and administrative . . . . . . . . . .           4,015          1,160          1,708          2,754
  Restructuring charge . . . . . . . . . . . . .           3,898            --             --           2,369
  Settlement of shareholder litigation . . . . .           1,644            --             --             --
                                                    ------------   ------------   ------------   ------------
Total operating expenses . . . . . . . . . . . .          15,441          3,919          4,833          9,293
                                                    ------------   ------------   ------------   ------------
Operating loss . . . . . . . . . . . . . . . . .         (12,511)           (12)        (4,072)        (6,532)
Interest income, net . . . . . . . . . . . . . .             379            183             95            339
                                                    ------------   ------------   ------------   ------------
Net income (loss) before taxes . . . . . . . . .         (12,132)           171         (3,977)        (6,193)
Provision for income taxes . . . . . . . . . . .             --             (53)           --              --
                                                    ------------   ------------   ------------   ------------
Net income (loss). . . . . . . . . . . . . . . .   $     (12,132) $         118  $      (3,977) $      (6,193)
Net income (loss) per share. . . . . . . . . . .   $        2.60  $         .03  $        (.85) $       (1.37)
                                                    ------------   ------------   ------------   ------------
                                                    ------------   ------------   ------------   ------------
Weighted average shares outstanding. . . . . . .           4,665          3,850  $       4,677  $       4,512
                                                    ------------   ------------   ------------   ------------
                                                    ------------   ------------   ------------   ------------


                                            DECEMBER 31,        SEPTEMBER 30,
                                     ------------------------   -------------
                                        1995          1994          1996
                                     ----------    ----------    ----------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital . . . . . . . .    $      3,472   $    13,176   $       300
Total assets . . . . . . . . . .          8,564        16,764         4,280
Shareholders' equity. . . . . .           5,264        14,966         1,359

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company's revenues include sales of software, software licenses and services, net of sales returns. Cost of revenues includes the costs of manuals, diskettes and duplication, packaging materials, assembly, paper goods, shipping, royalty payments and amortization of software development costs.

    Research and development expenses consist primarily of personnel and equipment costs required to conduct the Company's development effort. Software development costs are expensed as incurred, until technological feasibility is established, after which any additional costs are capitalized until the software is available for release to customers. Capitalized software development costs represent software product development and product enhancements consisting of salaries and related benefits, incurred internally in developing computer software after technological feasibility has been established. Amortization of capitalized software development costs begins when the related product is available for release to customers. The Company capitalized software development costs of approximately $331,000 and $425,000 during the years ended December 31, 1995 and 1994, respectively. Based on the highly competitive nature of the software business resulting in dynamic product life cycles, the Company expects to see a continued reduction in the amount of development costs capitalized. Purchased contract software technology costs represent contract software development costs incurred by contract software engineers in developing computer software. The Company capitalized contract software technology costs of approximately in $1,069,000 and $1,155,000 during the years ended December 31, 1995 and 1994, respectively. The Company has eliminated contract development, intending to focus on maintaining development expertise within the Company. No software costs were capitalized in the nine-month period ended September 30, 1996.

    Revenue from products licensed to OEMs consisting of one-time license fees and contracts for minimum advances against future unit licenses are recognized when the criteria for fixed fee revenue recognition under Statement of Position No. 91-1 "Software Revenue Recognition" ("SOP 91-1") is satisfied. These criteria include, but are not limited to, delivery of the software master, the Company's lack of other significant obligations to the customer and a determination that the collectibility of the amount due is probable. Contracts that do not meet the fixed fee revenue recognition criteria in SOP 91-1 are deferred and only recognized as revenue on the installment basis as payments are received. Additional royalty use or unit copy royalty fees are recognized when they are earned pursuant to the license agreements upon receipt of payment. Revenue from sales to distributors, other resellers and end-users is recognized when products are shipped, net of sales returns.

    In September, 1995 the Company reduced its work force to decrease costs as its initial step in reorganization. During the third and fourth quarters of 1995, the Company recorded charges of $2.4 million and $1.5 million, respectively, for restructuring associated with the Company's determination that certain software assets were not compatible with the reorganized product strategy. Steps taken by the Company to reduce the negative cash flow from operations included decreasing total personnel by 40%, subleasing a portion of its facility, eliminating outside contractors and reducing its product line to allow maximum effectiveness of sales personnel and marketing expenditures. The Company's entire research and development, marketing and sales efforts have been refocused upon the Company's core competence in sound and music.

    At December 31, 1995, the Company had a Federal net operating loss carryforward of approximately $11.3 million, which expires between 2008 and 2010. In certain circumstances, as specified in the Internal Revenue Code, a 50% or more ownership change by certain combinations of the Company's shareholders during any three-year period would result in limitations on the Company's ability to utilize its net operating loss carryforward. The value of the Company's stock at the time of the ownership change is the primary factor in determining the annual limitation on the Company's ability to utilize its net operating loss carryforward.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO 1995

    Revenues for the nine months ended September 30, 1996 were $2,161,000, a decrease of $2,300,000 or 52%, compared to $4,461,000 for the same period in the prior year. This decrease was due to a reorganization and retraining of the Company's sales personnel and the mid-year introduction of four of the Company's current products. Sales to software distributors and resellers, together with direct sales were $1,415,000, representing 65% of revenues in the nine months ended September 30, 1996, while such sales represented 38% of revenues for the same period in 1995. OEM sales of $746,000 represented 35% of revenues in the nine months ended September 30, 1996, while such sales represented 62% of revenues for the same period in 1995. International sales accounted for 17% of the Company's revenues for the nine months ended September 30, 1996 and accounted for 19% for the same period in 1995. Four new products were released by the Company at the end of July, 1996. The Company expects the release of these products will increase domestic distributor sales. One of these products is also expected to favorably impact OEM domestic and international revenues.

    Gross profit for the nine months ended September 30, 1996 was $761,000, a decrease of $2,000,000 as compared with the same period in the prior year. As a percentage of revenues, gross profit decreased to 35% in the nine months ended September 30, 1996 from 62% in 1995. The reduced gross profit percentages for the nine month period was primarily the result of a change in the product mix to increased sales to distributors versus higher profit margin sales to OEMs. Software amortization costs for the nine months ended September 30, 1996 decreased to $621,000 as compared with $764,000 for the same period in the prior year, primarily due to the write-down of capitalized software in the third and fourth quarters of 1995.

    Sales and marketing expenses for the nine months ended September 30, 1996 were $2,459,000, a decrease of $489,000 compared to $2,948,000 for the same period in the prior year. As a percentage of revenues, sales and marketing expenses increased to 114% in the nine months ended September 30, 1996 from 66% for the same period in 1995 due to the decline in revenues. The sales and marketing expenses incurred during the nine months ended September 30, 1996 represent the base level of personnel, travel and advertising expenses necessary to sell the current product lines.

    General and administrative expenses for the nine months ended September 30, 1996 were $1,708,000 a decrease of $1,046,000, compared to $2,754,000 for the same period in the prior year. As a percentage of revenues, these expenses for the nine months ended September 30, 1996 increased to 79% from 62% for the same period in 1995 due to the decline in revenues. The Company believes that expenses incurred during the nine months ended September 30, 1996 represent base levels for the Company's general and administrative expenses.

    Research and development expenses for the nine months ended September 30, 1996 were $666,000, a decrease of $556,000, compared to $1,222,000 for the same period in the prior year. As a percentage of revenues, research and development expenses increased to 31% in the nine months ended September 30, 1996 from 27% for the same period in the prior year. Research and development costs in 1995 were substantially higher as the result of efforts to diversify the product line in the second and third quarters of that year. Such expenses declined in the nine months ended September 30, 1996 due to the decision of management to concentrate the Company's efforts on its core competence in sound and music.

    The Company incurred a restructuring charge of $2,369,000 for the nine months ended September 30, 1995 due to a writedown of capitalized software assets to net realizable value, again, resulting from management's decision to refocus its efforts on sound and music products.

    Interest and other income for the nine months ended September 30, 1996 was $95,000, compared to $339,000 for the same period the prior year. The decrease in income is the result of the reduction of investments caused by the negative cash flow from operations of the Company.

    No income taxes are payable at September 30, 1996, as the Company has sustained a year-to-date loss and has Federal net operating losses at December 31, 1995 of approximately $11,300,000. The net operating losses are available, subject to limitation, to reduce taxes due in future periods but begin to expire in 2008.


YEARS ENDED DECEMBER 31, 1995 AND 1994

    Revenues for 1995 were $5.4 million, an increase of $400,000, or 8% compared to $5.0 million in 1994. Sales to software distributors and resellers, together with direct sales, and the OEM sales remained unchanged from 1994 at 45% and 55% of revenues respectively. International sales accounted for 17% of the Company's revenues in 1995 compared to 29% of revenues in 1994. The lack of significant revenue growth was the result of delayed new product introduction, a defocused product mix and the complete restructure of senior management.

    Gross profit for 1995 was $2.9 million, a decrease of $1.0 million, or 26%, compared to $3.9 million for the prior year. As a percentage of revenues, gross profit decreased to 54% in 1995 from 78% in 1994. The decrease was primarily due to increased amortization of purchased software technology, purchased contract software technology and capitalized software development costs and royalty payments which totaled $1.1 million or 20% of revenue compared to $232,000, or 5% of revenue in 1994.

    Research and development expenses for 1995 were $1.8 million, an increase of $1.2 million, or 192%, compared to $617,000 for 1994. As a percentage of revenues, research and development expenses were increased to 33% in 1995 from 12% in 1994. The dollar amount increase was primarily due to an increase in research and development personnel to 27 by the end of the third quarter of 1995 from 17 in 1994. Additionally, the Company paid outside contractors $1.5 million of which $600,000 was expensed in 1995 and the remainder capitalized as software development costs. There were no significant outside contractor fees expensed in 1994.

    Sales and marketing expenses for 1995 were $4.1 million, an increase of $2.0 million, or 95%, compared to $2.1 million for 1994. As a percent of revenues, sales and marketing expenses were increased to 76% in 1995 from 43% in 1994, primarily due to the hiring of seven salespeople in connection with software product acquisitions completed during the first half of 1995. Neither product was successfully integrated in the Company's product line, resulting in negligible sales.

    General and administrative expenses for 1995 were $4.0 million, an increase of $2.8 million, or 233%, compared to $1.2 million for 1994. As a percentage of revenues, these expenses for 1995 increased to 74% in 1995 from 23% in 1994. The increase in 1995 was comprised substantially of $1.2 million increase in the bad debt reserve and $863,000 in legal and other professional fees incurred in defense of the shareholder class action lawsuit, financial statement restatement and a separate action brought by Timothy Bosserman, a former employee of the Company. Additionally, the Company incurred $120,000 in recruiting fees for the build up of employees through the third quarter of 1995, $222,000 for the settlement of the BOSSERMAN litigation and $98,000 in increased costs of the new headquarters facility. Finally, the Company's reorganization and reduction-in-force resulted in approximately $100,000 in severance payments.

    Interest and other income for 1995 was $379,000, compared to $183,000 in 1994. Interest income for 1995 reflects increased amounts of cash invested in money market accounts and certificates of deposits as a result of the Company's mid-1994 public offering of Common Stock.

    There were no income taxes provided in 1995, compared to $53,000 in 1994.
At December 31, 1995, the Company had federal income tax net operating losses of approximately $11.3 million that expire beginning in 2008.

LIQUIDITY AND CAPITAL RESOURCES

    As of September 30, 1996, the Company's principal sources of liquidity included cash and cash equivalents of $928,000 and net accounts receivable of $1,471,000. This compares to cash, cash equivalents and short term investments of $3,683,000 and net accounts receivable of $2,329,000 at December 31, 1995. The decline in liquidity and capital resources is due largely to negative cash flow from operations as the result of unprofitable business decisions made in 1995 and the subsequent need for current management to restructure the Company and its product lines. Management believes that the Company has established appropriate allowances for doubtful accounts and returns. The Company's liquidity improved subsequent to September 30, 1996 as a result of the private placement completed in October 1996, as described below.

    The Company's current liabilities at September 30, 1996 were $2,921,000 compared to $3,300,000 at December 31, 1995. The Company has had no long term debt since inception, and has no present commitments or agreements that could require any long-term debt to be incurred. As of September 30, 1996, working capital totaled $1,844,000, excluding accrued expenses of $1,544,000 to be satisfied through the issuance of common stock.

    Historically, the Company has relied on external sources of liquidity and the existing cash and cash equivalents consisting largely of proceeds remaining from the 1994 public offering. Although the current rate of cash consumption has decreased from the third and fourth quarters of 1995, the Company's future viability is dependent on the success of its latest product releases or on its ability to obtain additional financing, none of which can be assured.

    The Company is dependent to a material degree on OEM sales. These sales are concentrated in a small number of large customer contracts and tend to occur sporadically. OEM sales were adversely affected during the quarter ended March 31, 1996 by a reorganization of the Company's sales department and in the second quarter by the Company's anticipated release of SOUND BAR, the primary OEM product, which was released in July, 1996. If the Company is unable to close significant OEM contracts in the future, its results of operations and liquidity will be materially affected.

    The Company's operating activities used cash of $2,768,000 for the nine month period ended September 30, 1996, reflecting increased cash flow needs as a result of the introduction of new products during the third quarter. The primary components of changes in cash flow from operations were net operating losses of $3,977,000 and a decrease in current liabilities of $379,000 mitigated principally by a decrease in gross receivables of $1,277,000.

    Cash from investments was $1,540,000 for the nine months ended September
30, 1996, consisting of the redemption of short term investments. Cash used for investments totaled $59,000 for the same period. These investments consisted of additions to equipment.

    In October, 1996, the Company raised $1,100,000 through the sale of 1,100 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). All 1,100 shares were issued at a price of $1,000 per share in an offshore private placement made to two investors. The Series A Preferred Stock is convertible at the holder's option into shares of Common Stock at a price which is equal to the lesser of 85% of the closing bid as of the date of conversion or 100% of the closing bid price of the Common Stock as of the date of issuance of the Series A Preferred Stock. The holders have the right to convert one-third of their shares commencing 60 days after the date of issuance; one-third of their shares commencing 90 days after the date of issuance; and one-third of their shares commencing 120 days after the date of issuance. The Series A Preferred Stock is also subject to mandatory conversion two years after its date of issuance based upon the conversion formula described above. Holders of the Series A Preferred Stock are entitled to an 8% cumulative dividend payable in Common Stock at the time of conversion. At the time of conversion, the Company is also obligated to issue one warrant (the "Warrant") with respect to each share of Common Stock which is issued. Each Warrant will entitle the holder to purchase one share of Common Stock at a price equal to 200% of the closing bid price of the Common Stock as of the date of issuance of the Series A Preferred Stock. The Warrants will be exercisable for two years.

SEASONALITY

    The Company's business has demonstrated some seasonality in product purchases by distributors, resellers and end users, which tends to create fluctuations in quarterly operating results. The Company's revenues in the second and third quarters are typically lower than during the first and fourth quarters of each year. While the effect of this seasonality on the Company's operating results has been obscured in the past by trends in the Company's revenues, seasonality could cause quarterly operating results to vary from prior periods.


INFLATION

    When faced with increases in operating costs due to inflation, the Company has implemented cost control measures intended to contain or reduce its expenses. However, the Company cannot predict its ability to control future cost increases. See "Business."


FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to (i) the development of new music and strategic software products,
(ii) the expansion of domestic and international marketing, sales and distribution programs, (iii) the continued protection of proprietary technologies and (iv) the ability to fund operations during the next 12 months out of existing working capital. The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that the Company will continue to develop and introduce new music and strategic software products on a timely basis, that rapid changes in technology will not make the Company's products obsolete or otherwise reduce their ability to compete in the marketplace, that competitive conditions within the industry would not change materially or adversely, that the use of multimedia PCs in homes and small offices will continue to grow, that management's decision to re-focus the Company's resources on music and sound products will reduce certain expenses from the levels which were experienced in 1995, and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments within respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and there can be no assurance that the forward-looking information will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                                       BUSINESS

GENERAL

    Midisoft is a leading provider of innovative applications for the use of sound on personal computers ("PCs"). The Company was incorporated in Washington in 1986 and introduced its first product, METATRAK, the precursor to MIDISOFT STUDIO in that year. The Company has focused its product lines to include music learning and creativity and the integration of sound and media in today's PC environment. The Company divides these product lines into two development categories, strategic products and music products.

    Midisoft's strategic products promote the convergence of sound with other technologies onto the personal computer. The products allow users to enhance their computing experience and to communicate more effectively with and through computers. The Company believes that sound will play an increasing role in all aspects of computer communications and the Company will continue to develop products that expand and leverage the use of computer telephony and the Internet. The Company's newly released MIDISOFT MEDIAWORKS 2.0 gives Original Equipment Manufacturers ("OEMs") increased system value with its inclusion of communications, media integration and audio editing tool suites accessible through an attractive and inviting graphically enhanced social interface.

    Midisoft released MIDISOFT SOUNDBAR, an important new strategic product in late July. MIDISOFT SOUNDBAR brings the user single-click control of Windows sound and digital voice communications in a simple integrated task bar. MIDISOFT SOUNDBAR incorporates Audio Mail-TM- and Audio Notes-TM- to attach sound to documents or as a communication tool just like e-mail, but with the impact of sound. With the addition of AT&T's WorldNet Service, MIDISOFT SOUNDBAR provides value-added access to the Internet.

    The Company's music products enable users to enjoy, explore, learn, create and share music. The Company pioneered the development of MIDI technology, including the ability of users to instantly view musical notation of sounds played through a piano keyboard, or other MIDI-equipped instrument, linked to a PC. The Company believes that its next generation of music tools will open the world of music to a significantly wider group of novice users and expand the market for its products. MIDISOFT PLAY PIANO displays features with not only one of the most "consumer friendly" user interfaces in learning software, but also new technology that allows it to surpass competing products. The Company's strength as a MIDI technology leader is best illustrated by MIDISOFT PLAY PIANO's ability to import a MIDI file and then create a custom lesson plan to teach the song. The Company released an upgraded version, MIDISOFT PLAY PIANO
2.0 on July 31, 1996.

    Another new music offering released July 31, 1996 is MIDISOFT FAMILY MUSIC CENTER which launches the Company into a market with significant new opportunity. The MIDISOFT FAMILY MUSIC CENTER is an all-in-one music solution, incorporating everything the user needs to create music or learn music basics. It includes the Company's award winning software, MIDISOFT PLAY PIANO 2.0 and MIDISOFT STUDIO 4.0 , a how-to-video, MIDI keyboard and MIDI cable.


MARKET OVERVIEW

    Early generations of personal computers had either very limited or, in many cases, no audio capability. The multimedia computer boom of the early 1990's brought the audio capabilities of high quality, low cost sound cards to the average home computer. The enhanced audio capabilities of today's personal computer make software applications informative, entertaining, interactive and easier to use and it is clear that such audio capabilities will continue as a standard component of all PCs in the future. The Company believes that the following trends are important to the continued growth in the use of sound on personal computers and the expansion of its targeted markets.

    - Integration of sound chips into PC motherboards as standard components

    - Increases in the quality of wave audio with the migration of sound card and chip resolution from 8 bit to 16 bit

    - Substantial improvement in the quality and richness of MIDI playback on sound cards with the introduction of wavetable synthesis

    - Continued increases in microprocessor speeds and the introduction of the Windows 95 multi-tasking, multi-threaded operating system which expands the range of music and sound processing options available to software developers

    - Integration of high speed (14.4 Kbits/sec and 28.8 Kbits/sec) modems into PCs

    - Exponential growth of the Internet and the Intranet with rapid improvement in the tools that make all forms of communication on the Internet/Intranet possible

    - Introduction of voice modems which allow the computer to be used as a telephone

    Further, OEM customers are increasingly licensing system software products so that they can release products to market faster, increase product content and reduce or eliminate product development risks and costs. Price competition and time to market pressures are creating this trend by OEMs to outsource system software to third parties. The Company believes that it may benefit from this trend.

    The significant growth of home computer usage, coupled with the fact that there are approximately 62 million amateur musicians in the U.S., suggests that music, a non-traditional segment of the computer industry is poised for expansion.

    INTERNET   According to the Audit Bureau of Circulation, approximately 33%
of US homes have PCs and 75% of those have modems. Therefore 24% could go online today but only 6% actually use online services. Altogether this translates to a significant opportunity for growth. Midisoft's alliance with AT&T will assist the Company in pursuing this market aggressively.

    INTRANET According to NETGUIDE, 16% of US businesses already have installed intranets, and another 50% are in the process of evaluating their intranet options, if not planning to build their own intranets. Some analysts predict the ratio will be four intranet servers for every Internet server. As many organizations have learned, one of the most significant and noticeable benefits to an intranet is the increased productivity that results from quick, companywide communications and data sharing. Sharing files and exchanging messages have been the central functions of networks since their inception, but Web-based intranets provide a quick connection and a simple interface that no other information-sharing system can match. This will be the initial market focus of SOUNDBAR as an advanced communication tool.

    AUDIO ENABLED PCS Mercury Research, a leading analyst for the PC audio market, estimates that the number of PC units with audio shipped worldwide will nearly quadruple in five years - from 45 million in 1996 to 160 million in 2000. These existing market conditions, combined with the Company's 10 years of sound, audio and music experience present a tremendous opportunity for the Company.


PRODUCTS AND PRODUCT DESIGN

    Historically, the Company has focused on developing software to create and manipulate sound and music in the Windows environment. The 1991 adoption of the Multimedia Personal Computer ("MPC") standard, which established hardware and software industry standards for multimedia computers, established MIDI as a required component of a multimedia system. Following the adoption of the MPC standard, the Company introduced MIDISOFT STUDIO FOR WINDOWS, a program using MIDI components for composing, playing and editing music. In 1993, the Company expanded its product line by providing audio command and control software tools which it sold through its OEM and retail channels. These tools allow users to manipulate wave audio, MIDI and CD-Audio files using the familiar user interface of a home stereo system.

    In 1995, Midisoft introduced MIDISOFT MEDIAWORKS, a product which features a graphical social interface that resembles a home office and leverages the integration of sound and audio with computer telephony. MIDISOFT MEDIAWORKS simplifies the use of the computer by providing quick and useful access to the advanced hardware utilized by OEMs such as Acer, Compaq, IBM and NEC. This new PC platform is targeting the increasing SOHO (Small Office/Home Office) market which requires sound and audio integrated with video and a wide range of computer communications for business and personal use, including telephony, speakerphone, voicemail, fax and data communications.

    The following table provides the name, a short description, the target markets and channels of distribution for the Company's 1996 product line:

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                                                                                      MARKET          INT'L         CHANNELS
        PRODUCT                             DESCRIPTION                                                      OEM
                                                                              CONSUMER                               RETAIL
                                                                                            BUSINESS                         DIRECT
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 STRATEGIC PRODUCTS

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                       This product provides the ability to control every
 MIDISOFT              aspect of sound from the PC.  Users can send               X           X         X      X       X       X
 SOUNDBAR              Audio Mail, create Audio Notes, find any sound or
    JULY, 1996         music file on their system instantly, all from a
                       Windows 95 style task bar positioned on the edge of
                       the screen.
------------------------------------------------------------------------------------------------------------------------------------
                       This product features tool suites for audio editing,
 MIDISOFT              media integration and desktop telephony.  All of           X           X         X      X
 MEDIA WORKS 2.0       these features are accessed through a graphical user
                       interface resembling a modern home office. In
                       addition, it provides convenient single click access
                       to many of the Windows 95 utility applications.
------------------------------------------------------------------------------------------------------------------------------------
                       MIDI, wave audio and CD audio are all supported in
 MIDISOFT              this powerful OEM program. The familiar stereo rack         X          X          X      X
 AUDIO WORKS           provides many software sound tools, plus the
                       flexibility to manage and edit the entire spectrum of
                       interactive multimedia audio data.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

 MUSIC PRODUCTS

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                       The first Windows 95 logo'd music application.
 MIDISOFT              Studio features real-time notation display of MIDI         X                     X              X       X
 STUDIO 4.0            input, as well as innovative software and multi-track
                       digital audio recording and playback. MIDISOFT STUDIO
                       includes six screen views to enhance the user's
                       ability to fine tune their music, and a professional
                       quality digital audio editor.
------------------------------------------------------------------------------------------------------------------------------------
 MIDISOFT              This product incorporates MIDISOFT PLAY PIANO and
 FAMILY MUSIC          MIDISOFT STUDIO  with a high quality keyboard, MIDI        X                     X              X       X
 CENTER                connector and a Connect and Play video to become an
   JULY, 1996          all-in-one music solution.
------------------------------------------------------------------------------------------------------------------------------------
                       The MIDI Kit's universal MIDI connector and MIDI
 MIDISOFT              editor allow the sound card owner to transform a PC        X           X         X              X       X
 MIDI KIT 3.0          into a recording studio.  Cables connect the PC's
   JULY, 1996          sound card to a MIDI musical instrument.  Recording
                       Session Plus provides immediate MIDI recording,
                       composing and editing capability, as well as digital
                       audio recording.
------------------------------------------------------------------------------------------------------------------------------------
                       This product features a mixture of both core Midisoft
 MIDISOFT              technologies and new proprietary technologies to           X                     X      X       X       X
 PLAY PIANO 2.0        create a truly interactive learning experience.
   JULY, 1996          Lessons are created in real-time, based on the
                       student's needs. Any MIDI file can be imported and
                       Play Piano's artificial intelligence agents instantly
                       turn it into a custom lesson for the student. The
                       product ships with 40 songs and over 400 activities.
------------------------------------------------------------------------------------------------------------------------------------
                       This MIDI sequencer was originally created to serve
 MIDISOFT              the needs of OEM customers. Its many features allow        X           X         X      X
 RECORDING             flexibility in editing, recording and playback using
 SESSION               MIDISOFT STUDIO'S proprietary auto-notation and
                       animated note highlighting. It is available
                       translated in other languages including: German,
                       French, Spanish and Japanese.
------------------------------------------------------------------------------------------------------------------------------------
 MIDISOFT              This product is an OEM interactive tutorial on music
 MUSIC MENTOR          history and fundamentals, illustrated with hundreds        X                     X      X
 MAESTRO               of screens and musical examples.
------------------------------------------------------------------------------------------------------------------------------------
                       This MIDI sequencer was created to serve the needs of
 MIDISOFT              OEM customers.  Its features include the ability to        X           X         X      X
 RECORDING             record digital audio and place lyrics within a
 SESSION PLUS          musical score.  It also features Midisoft's
                       proprietary auto-notation and animated note
                       highlighting.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

    The Company's current product line reflects certain fundamental changes in the Company's business strategy. During late 1994 and the first half of 1995, the Company aggressively pursued development and acquisition of new software products with business, education and entertainment applications which extended beyond the Company's core expertise in sound and music. Significant resources were applied in attempting to acquire, develop and market these new products with limited success. In particular, the Company invested $2.1 million during 1995 in acquiring software products from AskMe Multimedia, Inc. and Knowledge Engineering, Inc. Both of these investments, and others were written-off by year end 1995.

    Current management has therefore returned the Company's focus to sound and music products. As a result, certain products which were marketed by the Company during all or a portion of 1995 are now being licensed to third party publishers. This strategy is intended to allow the Company to focus on its principal products and markets, while creating an opportunity to realize license fees on the ancillary products without incurring sales and marketing expense.


MARKETING

    The Company's integrated marketing efforts are designed to increase awareness and end-user demand for its products in the consumer and business marketplaces by differentiating the Company's products from those of its competitors.

    RETAIL.    The Company's marketing effort is focused on communicating the quality of its products and the growth of the music and audio segments to retail distributors, store managers and sales personnel. Marketing activities combine media advertising, direct mail, catalogs, public relations events and trade shows.

    CONSUMER.    The Company's products are segmented into audio and music.
Marketing activities for both segments combine media advertising, direct mail, catalogs, public relations events and trade shows. The Company will begin using radio to promote its newly released SOUNDBAR to gain brand name recognition for the product.

    Audio Segment: SOUNDBAR is the Company's first consumer and corporate audio product. The Company will focus on Win95 corporate users and the SOHO market, with emphasis on the emerging Internet and Intranet user in its initial marketing efforts. An agreement with AT&T provides the Company with joint marketing activities including "Alliance" links to the AT&T internet home page, tradeshow and sweepstakes participation.

    Music Segment: The Company believes that music software publishers have identified and captured only a small percentage of the total consumer population interested in music software. To contact and expand this percentage, the Company has created print media and direct mail that educates users about MIDI and emphasizes the power and ease of use of Midisoft's software.

    OEM. This channel requires a marketing approach customized to each prospective OEM customer including marketing activities that combine media advertising, catalog and flyer inserts in OEM sound card bundles, public relations events, as well as participation in trade shows and cooperative activities with strategic partners. Strategic partnering is expected to continue to be a primary marketing focus.


SALES AND DISTRIBUTION

    RETAIL PRODUCTS. The Company achieves broad market coverage for its products through a variety of wholesale distribution channels. Domestically the Company distributes its products primarily through seven U.S. wholesale distributors. Each distributor is responsible for marketing the product to retail outlets such as computer software stores, mass merchants, computer superstores, consumer electronics chains, book stores and music stores. The Company also has direct relationships with selected resellers that have their own distribution centers. While the Company supports its dealers with internal personnel, this distribution strategy reduces the Company's selling expenses by largely avoiding the costs of direct sales as well as reducing shipping costs. A similar distribution strategy is being pursued for the Company's foreign retail music sales.

    DIRECT SALES. The Company also sells both its music and strategic products directly to end users. Direct mailings and magazine advertising have been the main source of sales activity. To augment this, the Company has developed its Internet web site to promote the complete product line and conduct secured on-line transactions.

    INTERNATIONAL DISTRIBUTION.   The Company increased its international
retail presence in 1995 to leverage its international OEM business, providing a worldwide distribution model. By qualifying new and existing distribution relationships the Company was able to increase its effective coverage to include Australia, Austria, Denmark, France, Germany, Holland, Japan, Switzerland and the United Kingdom. These countries provide an increased presence into over 2,000 retail stores and distribution centers, and the Company considers this global coverage to be a competitive advantage. Although currently the international retail revenue contributes less than 10% of the Company's overall revenue, it provides a global product and brand awareness which is a requirement for large OEM customers such as Acer, Compaq and IBM. The Company's current strategy is to license its international retail distributors to provide localization (translation into the local language) of the Company's new and existing products. The Company's cost of localization becomes insignificant, yet still ensures that the products are developed to meet the specific region's language and cultural requirements.

    OEMS.   The major channel of distributing the Company's strategic products is through OEMs who are typically manufacturers of PCs. The Company is establishing long-term relationships with a number of these manufacturers and believes its OEM relationships enable it to develop state of the art system software integrations and broader features and to gain early insight into market trends. OEMs generally market the Company's products under their own equipment name, with their own literature and through their own sales and technical support networks. OEM license contracts typically have a term of one year with minimum royalty commitments. The Company provides these sound utilities and applications to the OEM marketplace through direct licensing contracts.

    The Company's strategy to work closely with chip set partners such as SRS Labs early in their design cycle provides the Company an opportunity to gain early adoption by OEMs. Current OEM customers for products such as MIDISOFT MEDIAWORKS, MIDISOFT AUDIO WORKS, MIDISOFT RECORDING SESSION PLUS and MIDISOFT MUSIC MENTOR include Acer, Compaq, Gateway 2000, IBM, NEC Olivetti and Siemens Nixdorf. The Company's revenue from such OEM bundles transitioned from OEM card manufacturers to system OEMs in 1995. The Company expects that this trend will continue as sound becomes a standardized feature set for system OEMs and the Company's products continue to focus on providing solutions for the convergence of sound with new technologies.

    The Company's full distribution model, which includes retail and direct sales, increases the attractiveness of the Company's products to both system and card OEMs by providing brand awareness and pull through at the retail level. The Company expects to leverage this complete coverage in 1996 and beyond by developing sales and marketing campaigns targeted towards maximizing this distribution model. Midisoft's license contracts authorize its OEMs to duplicate and bundle one (1) copy of the selected software with one of the OEM's hardware products. Generally these licenses bear no manufacturing or direct support costs as it is the responsibility of the OEM to provide all software replication, documentation, duplication and end user technical support. While royalties received are generally lower than the revenue received by retail sales, the Company incurs virtually no manufacturing or support costs, achieves market penetration with quality hardware providers and increases its registered user base for other marketing activities.

    The Company anticipates that a significant portion of its revenues and accounts receivable will be attributable to relatively few key customers, the identity of which may vary from year to year.

    The Company will continue to offer free technical support to its registered users because it believes that this service provides both a high percentage of end-user registration (for future sales of upgraded and related products) and a direct link to end-user requirements and desires.


STRATEGIC PARTNERS

    AT&T.   AT&T is expected to be the nation's largest Internet service provider through its WorldNet division. Midisoft is a WorldNet Partner and bundles the WorldNet Internet access software with SOUNDBAR. This provides the Company with incremental revenues through WorldNet sign-up bounties, as well as joint AT&T / Midisoft marketing and press opportunities.

    SRS LABS. SRS Labs has developed proprietary algorithms which provide a richer experience of sound in environments as diverse as theaters, automobiles, home stereos and the PC desktop. SRS Labs licenses this surround sound technology to chip manufacturers who, in turn, sell their products to system and sound card manufacturers. In addition, SRS Labs works with its licensees on the implementation of its surround sound technology into their products. Midisoft is working with SRS to provide software that these licensees can use to demonstrate surround sound to their customers. In addition, the company has incorporated surround control capability into SOUNDBAR. This provides Midisoft with early exposure to customers who are implementing surround sound at the system and sound card level, and are looking for enabling software to bundle.


RESEARCH AND DEVELOPMENT

    Research, development and software acquisition activities during 1995 were directed in large part to products and technologies with applications which were beyond the Company's traditional focus on sound and music. The Company will continue to invest heavily in research and development. However, management expects that these activities will be more narrowly focused on the development of complementary new products and the enhancement of existing products.
Although the Company will continue to evaluate opportunities to broaden its product line, management intends to concentrate the Company's efforts on sound and music products which utilize its technical expertise while remaining compatible with existing sales and distribution capabilities.


MANUFACTURING

    The Company prepares master software files for its user manuals and packaging. The Company subcontracts replication of media to outside contractors. Printing of the user manuals and packaging and the manufacture of related materials are performed to the Company's specifications by outside sources, and the completed packages are fabricated by assembly suppliers. Manufacturing volume can generally be increased rapidly to respond to increases in demand. The Company sole sources distribution of its products to capture the cost effectiveness of shipment consolidation and quantity freight discounts. The Company has however, qualified a second distribution supplier to provide such services without delay should the normal source be disrupted. To date, the Company has not encountered any material difficulties or delays in the manufacture and assembly of its products, and has experienced low returns due to product defects.

    The Company also pursues Web sales whereby the products are downloaded directly to the consumer, thereby eliminating manufacturing concerns for those sales opportunities.

COMPETITION

    The computer software industry is intensely competitive and is characterized by rapid technological advances, evolving industry standards and technological obsolescence. The Company's products currently compete in the sound and music software markets.

    The music software market historically has been divided among many applications with varying sizes of audiences. User loyalty is traditionally high and users are very likely to stay with one application and upgrade to each successive new version of that title rather than buy and learn a different product. To achieve a crossover from one application to another requires a product which either displays an unique feature or benefit over the former application, or an ease of use that makes the application more productive with which to work. The Company will continue to invest its efforts in improvement of its user interface and in strategic additions of new features and technologies. Management believes that this strategy has been effective for Midisoft in the retail channel, where its average user sees him or herself as a "music" person rather than a "computer" person. The entry of budget priced music software from formerly professionally oriented competitors presents the Company with new challenges. While the Company feels that ease of use is still the main ingredient to retail success and consumer loyalty, the Company has a new commitment to make applications which compete more favorably with professional level applications.

    The Company's strategic products are designed to simultaneously enable the hardware of its OEM customers (sound cards and modems) and also provide tools that consumers will use every day. Midisoft's proven success in designing and marketing consumer audio and music software is a critical advantage relative to many of its OEM-centric competitors. The Company has also been able to leverage its strength in retail distribution to offer its OEM customers after-market product upgrades and revenue sharing programs. At the same time, the OEM channel provides broad exposure to the Company's product lines and strengthens its retail and direct sales efforts. In this manner, Midisoft's retail and OEM channels reinforce each other and provide a substantial, sustainable competitive advantage. Midisoft will combine the communications and sound capabilities of its new line of strategic products, with key third party marketing and licensing partnerships to further extend this advantage.


PROPRIETARY RIGHTS

    The Company relies primarily on trade secret, trademark and copyright laws, treaties and contractual agreements, to protect its proprietary rights. The Company endeavors to keep the results of its research and development programs proprietary, as well as to protect its marketed software products against misappropriation and infringement by third parties, but the Company may not in all instances be able to prevent others from misappropriating or infringing upon the Company's proprietary information and software products, without compensation to the Company.

    The Company intends to maintain the integrity of its tradename, trademarks, copyrights and other proprietary rights against unauthorized use and to protect against infringement and unfair competition where circumstances warrant. The Company has recently initiated arbitration proceedings against certain licensees of the Company's software products who are alleged to have engaged in unlicensed replication of the Company's software products. Although the Company has learned that certain of its products have been subjected to unauthorized duplication and marketing, most notably in Taiwan, the Company does not believe these activities materially affect the marketability of its products or the value of its tradename.

    Although the Company believes that its products do not infringe on any copyright or other proprietary rights of third parties, there are currently significant legal uncertainties relating to the application of copyright and patent law in the field of software. The Company has no assurance that third parties will not obtain, or do not have, patents covering features of the Company's products, in which event the Company or its customers might be required to obtain licenses to use such features. If a patent holder refuses to grant a license on reasonable terms or at all, the Company may be required to alter certain products or stop marketing them.

EMPLOYEES

    The Company, as of November 10, 1996, employed 48 employees. Of these, 13 are employed in administration, 12 in product development and 23 in sales and marketing. All of the employees are covered by confidentiality agreements, and no current employees have employment contracts in place. None of the Company's employees are represented by a union or other bargaining group. The Company enjoys excellent employee relations.

DESCRIPTION OF PROPERTY

    On March 9, 1995, the Company signed a lease for approximately 17,000 square feet of office space in Issaquah, Washington and moved into the new office space on April 10, 1995. The lease expires in April 2002 and provides for monthly rental payments of $21,200 with scheduled rent increases to occur over the term of the lease. On March 15, 1996, the Company entered into an agreement to sublet approximately 5,400 square feet for a period of not less than thirteen months or more than eighteen months. The Company receives $7,200 per month under the sublease agreement.


LEGAL PROCEEDINGS

    On March 24, 1995 a shareholders' class action was filed against the Company and three of the Company's former officers. The complaint, captioned as SMITH, ET AL. V. MIDISOFT, ET AL., was filed in the United States District Court for the Western District of Washington. The action, as extended, was brought on behalf of purchasers of the Company's Common Stock during the period April 26, 1994 to August 18, 1995. Among other things, the complaint alleged that the defendants made various misrepresentations and/or omissions with respect to the Company's business. On February 26, 1996 the parties entered into an agreement pursuant to which the case was settled subject to final court approval.
Pursuant to the settlement agreement, the Company was required to pay $100,000 cash and to issue 650,000 shares of Common Stock to the plaintiffs; the Company is also obligated to register the Common Stock under the Securities Exchange Act of 1933 in order to allow the plaintiffs to sell the stock. The Company expects to file a registration statement covering the Common Stock to be issued to the plaintiffs in the fourth quarter of 1996.

    The Securities and Exchange Commission has concluded its investigation into the restatement of the Company's financial statements for the year ended December 31, 1994. In anticipation of an administrative proceeding being commenced by the Securities and Exchange Commission alleging violation of certain reporting and accounting requirements, the Company has entered into a settlement agreement with the SEC. Pursuant to the settlement agreement, the Company, without admitting or denying any of the Securities and Exchange Commission's findings, was ordered to cease and desist from permitting or causing any violation of certain reporting and accounting requirements contained in the federal securities laws. The settlement is not expected to have an adverse effect on the Company's future operating results or financial condition.

                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors of the Company, and the executive officers of the Company and its subsidiaries, are as follows:

         NAME                          AGE     POSITION
         ----                          ---     --------

Larry Foster. . . . . . . . . . .      52      Chairman of the Board, President
                                               and Chief Executive Officer

Melinda A. Bryden . . . . . . . .      41      Vice President-Finance, Chief
                                               Financial Officer and Secretary

Jon L. Scherrer . . . . . . . . .      32      Vice President-OEM Sales

Raymond Bily. . . . . . . . . . .      35      Director

Marsha Murry(1)(2). . . . . . . .      49      Director

A. Peter Parsons(1)(2). . . . . .      51      Director

Stephen V. Sedmak(1)(2) . . . . .      47      Director

-----------------------
(1) Member of the Compensation and Option Committee.
(2) Member of the Audit Committee.

    The Company's Articles of Incorporation provide that the members of the Board of Directors be divided into three classes, as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, one class of the Board of Directors is elected for a three-year term and directors in the other classes remain in office until their respective three-year terms expire. The Company's Board of Directors presently consists of five members, with two members in Classes 1 and 2 and one member in Class 3. At the expiration of each class' term, directors are to be elected to serve for a term of three years or until their respective successors have been elected and qualified.

    Officers are appointed by and serve at the discretion of the Board of Directors. All of the Company's officers devote full-time to the Company's business and affairs.

    LARRY FOSTER has served as a Director of the Company since May 1995.  He has served as the Company's President and Chief Operating Officer since September 1995 and as the Company's Chief Executive Officer and Chairman of the
Board since March 1996.   From November 1992 until July 1995, Mr. Foster served
as President and Chief Executive Office of Remote Input Solutions, Inc. Prior to that, Mr. Foster was the founder and Chief Executive Officer of genSoft Corporation. From February 1985 to August 1990, he was Senior Vice President of Merchandising for Egghead Software.

    MELINDA A. BRYDEN has served as the Company's Vice President of Finance and Chief Financial Officer since October 1995. Ms. Bryden was Controller and Assistant Secretary of NeoPath, Inc., a publicly-held company, from March 1994 to September 1995. From June 1988 to June of 1992 Ms. Bryden served as Director of Audit for Westmark International. She was with the private business advisory services of Peat Marwick and Touche Ross from September 1982 to June 1988.

    JON SCHERRER joined the Company in February 1995 and he has served as Vice President of OEM Sales since December 1995. Mr. Scherrer was National Sales Manager of ESS Technology from October 1993 to November 1994. From July 1987 to January 1993, he served as Western Regional Sales Manager and National Sales Manager of Phoenix Technologies, Ltd.

    RAYMOND BILY co-founded the Company in September 1986 and has served as a Director since that time. Mr. Bily also served as the Company's President from September 1986 through February 1991 and as Chairman of the Board until March 1996. From September 1982 through September 1986 Mr. Bily was a software engineer and product manager at Microsoft Corporation.

    MARSHA MURRY has served as a Director of the Company since July 1993. Ms. Murry is the principal of Accelerated Edge, which she founded in January 1994. From May 1992 to August 1994, she was Strategic Product Manager for Autodesk, Inc. Ms. Murry served as Vice President of Marketing and Business Development of the Company from February 1988 to August 1990 and as its Secretary from February 1989 to July 1991. From August 1990 to October 1991, she was a Product Manager for Teltone Corporation and between April 1985 and March 1987 a Resource Manager for ESCA Corporation.

    A. PETER PARSONS has served as a Director of the Company since
January 1996. Mr. Parsons is a partner with the law firm Davis Wright Tremaine and is Chairman of the firm's Technology Section. Mr. Parsons has practiced law since 1973 and has been a partner with Davis Wright Tremaine since January 1988.

    STEPHEN V. SEDMAK has served as a Director since July 1993. Mr. Sedmak has been President of SRS Labs since June 1993. From September 1988 to June 1993 he was Vice President of Sales and Marketing for Wolfe & Associates. From March 1982 to September 1985 Mr. Sedmak held executive marketing and sales position with ROLM Corporation. Mr. Sedmak also serves on the Board of Directors of SRS Laboratories.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth certain information with respect to compensation paid by the Company for the fiscal year ended December 31, 1995 and for the prior two fiscal years to (i) the Company's Chief Executive Officer and (ii) its most highly compensated executive officers whose cash compensation exceeded $100,000 for services performed during the fiscal year ended December 31, 1995.

                                                                  LONG-TERM
                                                                COMPENSATION
                                                                   AWARDS
                                        ANNUAL COMPENSATION     ------------
                              FISCAL     -------------------      OPTIONS          ALL OTHER
NAME & PRINCIPAL POSITION(1)  YEAR      SALARY($)  BONUS($)       (SHARES)     COMPENSATION($)
----------------------------  ----      ---------  --------       --------     ---------------
Larry Foster
  President,  Chief           1995      $  26,126        --        125,000                  --
  Executive Officer &
    Chairman (1)

Raymond Bily,                 1995        117,083   $10,000         40,764                  --
  Chief Executive             1994         96,667    10,000         40,764                  --
  Officer & Chairman (2)      1993         56,750    12,000         40,764                  --

Ronald E. Risdon (3)          1995         77,254    10,000             --             $34,768
                              1994         99,583        --         86,027                  --
                              1993         68,750        --             --                  --

Calvin Dyer (4)               1995         57,632    10,000             --              41,250
                              1994         92,500        --             --                  --
                              1993         31,250        --        120,515                  --

-----------------------
(1) Mr. Foster has been a Board member since May, 1995 and an employee since September, 1995 in the position of President and Chief Operating Officer. Effective March 1996 Mr. Foster was appointed as to Chief Executive Officer and Chairman. The salary stated above was paid during the period of September 21, 1995 through December 31, 1995.

(2) During all of 1995 and until March 1996 Mr. Bily was Chief Executive Officer and Chairman.

(3) Mr. Risdon was President until September 1995. The 1995 salary stated above was paid from January 1 through September 21, 1995. All Other Compensation represents severance payments.

(4) Mr. Dyer was Vice President of Finance and Chief Financial Officer until July 1995. The 1995 salary stated above was paid from January 1 through July 24, 1995. All Other Compensation represents severance payments.


    OPTION GRANTS TABLE. The following table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 1995 to executive officers of the Company whose compensation in 1995 exceeded $100,000.

                                          PERCENT OF TOTAL
                                          OPTIONS GRANTED     EXERCISE OR
                        OPTIONS GRANTED   TO EMPLOYEES IN     BASE PRICE
      NAME                  (SHARES)        FISCAL YEAR        ($/SHARE)        EXPIRATION DATE
-----------------       ---------------   -----------------   ------------   ------------------
Larry Foster . . .         125,000            24.8%            $2.563         October 30, 2005
Raymond Bily . . .          40,764             8.1%            $2.563        December 31, 2005
Ronald Risdon. . .              --              --                 --                       --
Calvin Dyer. . . .              --              --                 --                       --


    FISCAL YEAR-END OPTIONS/OPTION VALUES TABLE. The following table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 1995 and options held as of December 31, 1995 by executive officers of the Company whose compensation in 1995 exceeded $100,000.

                                                           Number of Securities under-   Value of unexercised in-
                                                            lying unexercised options       the-money options at
                         Shares                              At fiscal year-end (#)        fiscal year-end ($)(1)
                       Acquired on          Value          --------------------------    --------------------------
Name                  Exercise (#)     Realized ($)(1)    Exercisable  Unexercisable    Exercisable  Unexercisable
----                   ------------    ---------------    -----------  -------------    -----------  -------------
Larry Foster . . .            --                  --             --       125,000              --             --
Raymond Bily . . .            --                  --         10,191       112,101              --             --
Ronald Risdon. . .        62,526            $189,373             --            --              --             --
Calvin  Dyer . . .        64,508            $131,262             --            --              --             --


(1)  Based on the market price minus the exercise price on the date of exercise.

     No employee of the Company receives any additional compensation for his services as a director. Non-management directors receive a fee of $500 per meeting attended in person, $250 for participating by telephone and $250 for attending committee meetings. The Board of Directors has also authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors. On election or appointment, nonemployee directors may receive stock option grants to purchase shares of Common Stock under the Company's 1989 Stock Option Plan. In addition, each nonemployee director currently receives an annual grant of options to purchase 10,000 shares of Common Stock. The exercise price of options granted may not be less than the fair market value of the Company's Common Stock on the date of grant.

    EMPLOYMENT AGREEMENTS. The Company has no employment agreements with any of its executive officers.


STOCK OPTION PLAN

    The Company's 1989 Stock Option Plan was adopted in February 1989 and amended in September 1994 (as amended, the "Option Plan"). An aggregate of 1,350,000 shares of Common Stock are reserved for issuance under the Option Plan.

    The Option Plan provides for the granting of incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonqualified stock options. Nonqualified stock options may be granted to employees, directors and consultants of the Company, while Incentive Stock Options may be granted only to employees. No options may be granted under the Option Plan subsequent to February 1999.

    The Option Plan is currently administered by the Option Committee of the Board of Directors, which determines the terms and conditions of the options granted under the Option Plan, including the exercise price, number of shares subject to the option and the exercisability thereof.

    The exercise price of all Incentive Stock Options granted under the Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonqualified stock options granted under the Option Plan shall be determined by the Option Committee. The term of all non-qualified options granted under the Option Plan may not exceed ten years and the term of all incentive options may not exceed five years. The Option Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

    The Option Plan provides the Board of Directors or the Option Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with the Company, all unvested options terminate and are no longer exercisable. All vested options remain exercisable for a period not to exceed three months following the termination date.

    The Option Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all of the Company's assets, any outstanding unexercised option shall become immediately exercisable as of the date of such agreement. Upon the consummation of the merger or sale of assets such options shall terminate unless they are assumed or another option is substituted therefor by the successor corporation.

    As of September 30, 1996, a total of 799,323 nonqualified and Incentive Stock Options were outstanding with exercise prices ranging from $.10 to $8.19 per share and a weighted average exercise price per share of $2.61.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Articles of Incorporation limits the liability of directors to the maximum extent permitted by Washington law. Washington law provides that a corporation may limit the liability of a director for damages to the corporation or its shareholders resulting from conduct of the director other than (i) acts or omissions which involve intentional misconduct or a knowing violation of law, (ii) unlawful payment of dividends and certain other distributions, or (iii) for any transaction from which the director personally received a benefit in money, property, or services to which the director was not legally entitled.

    The Company's Articles of Incorporation provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Washington Business Corporation Act permits a corporation to indemnify its officers and directors except in the circumstances described in the preceding paragraph. The Company believes that indemnification under its Articles of Incorporation is sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Articles of Incorporation expressly authorize the use of indemnity agreements and the Company plans to enter into such agreements with each of its directors and executive officers. The Company currently maintains an insurance policy which covers officers and directors for certain liabilities arising out of their actions in such capacity.
Except as described below, there is no pending litigation or other proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted, and the Company is not aware of any threatened litigation or other proceeding which may result in a claim for such indemnification. The Company understands that the Securities and Exchange Commission is conducting an investigation concerning Raymond Bily's conduct as it relates to the restatement of the Company's financial statements. See "Business - Legal Proceedings." Such investigation may result in a claim for indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's executive officers and directors, and (iii) all executive officers and directors as a group. Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days are treated as outstanding only when determining the amount and percentage of Common Stock owned by such individual. Each person has sole voting and sole investment power with respect to the shares shown except as noted.

                                                  SHARES BENEFICIALLY OWNED
                                                      PRIOR TO OFFERING
                                                 ---------------------------
        NAME(1)                                      NUMBER          PERCENT
        -------                                  ------------        -------
Larry Foster . . . . . . . . . . . . . . . .             --              *
Melinda A. Bryden. . . . . . . . . . . . . .         10,000              *
Jon L. Scherrer(1) . . . . . . . . . . . . .          1,650              *
Raymond Bily(2). . . . . . . . . . . . . . .      1,045,350            22%
Marsha Murry(3). . . . . . . . . . . . . . .         61,661             1%
A. Peter Parsons . . . . . . . . . . . . . .          4,410              *
Stephen V. Sedmak (4)  . . . . . . . . . . .          2,500              *

All directors and executive officers
    as a group (seven persons)(5). . . . . .      1,125,571            24%

*  Less than 1%.

---------------------------------
(1) Includes 625 shares issuable upon exercise of options that are exercisable within 60 days.

(2) Includes 30,573 shares issuable upon exercise of options that are exercisable within 60 days.

(3) Includes 22,875 shares issuable upon exercise of options that are exercisable within 60 days.

(4) Includes 2,500 shares issuable upon exercise of options that are exercisable within 60 days.

(5) Includes 57,698 shares issuable upon exercise of options that are exercisable within 60 days.


                                 SELLING SHAREHOLDERS

    Effective January 18, 1995, the Company entered into an asset purchase agreement with Knowledge Engineering, Inc. ("KEI"). Pursuant to such agreement, the Company issued 44,651 shares of Common Stock to KEI as partial consideration for the purchase of certain assets of KEI. Effective April 14, 1995, the Company entered into an asset purchase agreement with Ask Me Multimedia, Inc. ("AMM"). Pursuant to such agreement, the Company issued 166,667 shares of Common Stock to AMM as partial consideration for the purchase of certain assets of AMM. The Company granted to AMM the right to demand that the Company register its shares under the Act, such registration to be completed at AMM's expense. The Registration Statement of which this Prospectus is a part has been filed at AMM's request. The Company granted to KEI the right to include the shares of Common Stock issued to it on any registration statement filed by the Company under the

Act. KEI has elected to include the shares of Common Stock issued to it on the Registration Statement of which this Prospectus is a part.

    The following table sets forth the number of shares of Common Stock owned by each of the Selling Shareholders and the number of shares to be sold by each of them. The Company believes that KEI and AMM have sole voting and investment power with respect to all of the shares listed opposite their respective names.


                                                  COMMON STOCK  COMMON STOCK
    SELLING SHAREHOLDER                              OWNED      TO BE OFFERED
    -------------------                            ---------    -------------
    Ask Me Multimedia, Inc.. . . . . . . . .        166,667        166,667

    Knowledge Engineering, Inc.. . . . . . .         44,651         44,651


                                 PLAN OF DISTRIBUTION

    The sale of Common Stock by the Selling Shareholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) in the over-the-counter market or in negotiated transactions or a combination of such methods of sale. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The Registration Statement of which this Prospectus forms a part must be current at any time during which a Selling Shareholder sells shares of Common Stock.
The Company has agreed that it shall maintain a current Registration Statement for 60 days following the date of this Prospectus in order to allow Selling Shareholders to sell their shares of Common Stock.

    Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of securities of a company may not simultaneously engage in market making activities with respect to any securities of that company during the applicable period (at least two, and possibly nine, business days) prior to the commencement of such distribution. Accordingly, in the event a broker-dealer is engaged in a distribution of the Common Stock owned by the Selling Shareholders, such firm will not be able to make a market in the Company's securities during the applicable restrictive period. The Selling Shareholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Act.

                                 CERTAIN TRANSACTIONS

    On February 22, 1989, the Company entered into a Founders' Buy-Sell Agreement with Mr. Bily and Mark McCulley (each, a "Founder"). Under the terms of the Buy-Sell Agreement, the Company had the right to purchase some or all of the shares of Common Stock held by a Founder at a price of approximately $.33 per share, if that Founder terminated his employment with the Company prior to
certain specified dates.   All rights to Mr. Bily's shares have been
extinguished with the passage of the dates specified. As a result of Mr. McCulley's termination of employment with the Company during the first quarter of 1995, the Company repurchased 52,739 shares of Common Stock owned by Mr. McCulley in September 1995.

                              DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value per share, and 2,500,000 shares of Preferred Stock, no par value per share. As of the date hereof, 4,691,066 shares of Common Stock and 1,100 shares of Preferred Stock are issued and outstanding.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The Company's Articles of Incorporation deny cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or redemption rights.
All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further shareholder approval, to issue up to 2,500,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock.

    The Company has designated 1,100 shares as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). All 1,100 shares were issued at a price of $1,000 per share in an offshore private placement completed in October 1996. The Series A Preferred Stock is convertible at the holder's option into shares of Common Stock at a price which is equal to the lesser of 85% of the closing bid price as of the date of conversion or 100% of the closing bid price of the Common Stock as of the date of issuance of the Series A Preferred stock. The Series A Preferred Stock is also subject to mandatory conversion two years after its date of issuance based upon the conversion formula described above. Holders of the Series A Preferred Stock are entitled to an 8% cumulative dividend payable in Common Stock at the time of conversion. At the time of conversion, the Company is also obligated to issue one warrant (the "Warrant") with respect to each share of Common Stock which is issued. Each Warrant will entitle the holder to purchase one share of Common Stock at a price equal to 200% of the closing bid price of the Common Stock as of the date of issuance of the Series A Preferred Stock. The Warrants will be exercisable for two years.

LISTING

    The Company's Common Stock was quoted on The Nasdaq SmallCap Market-SM-from the Company's initial public offering on July 19, 1993 through July 26, 1994, and since then, has been quoted on the Nasdaq National Market under the symbol "MIDI".

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is TranSecurities International, Inc., 2510 N. Pines, Suite #202, Spokane, Washington 99206.

                           SHARES ELIGIBLE FOR FUTURE SALE


    All of the 4,691,006 shares of Common Stock currently outstanding are either freely tradeable without restriction or registration under the Act or are currently eligible for sale in the public market subject to compliance with Rule 144 under the Act. In addition, shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred stock will be eligible for resale in accordance with the provisions of the Act, including the provisions of Regulation S adopted thereunder. In general, under Rule 144 as currently in effect, a stockholder, including an affiliate of the Company, may sell shares of Common Stock after at least two years have elapsed since such shares were acquired from the Company or an affiliate of the Company. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not an affiliate of the Company (and who has not been an affiliate of the Company for 90 days prior to the sale) and who has beneficially owned shares acquired from the Company or an affiliate of the Company for over three years may resell the shares of Common Stock under paragraph (k) of Rule 144 without compliance with the foregoing restrictions of Rule 144.

    The Company may issue additional shares of Common Stock upon the conversion of 1,100 shares of Series A Convertible Preferred Stock which are presently outstanding. Such shares of Common Stock will be eligible for resale in accordance with the Act, including the provisions of Regulation S adopted thereunder.

    No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices of the Common Stock.


                                    LEGAL MATTERS


    The validity of the securities offered will be passed upon for the Company by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.


                                       EXPERTS


    The financial statements as of December 31, 1995, and for the years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given as the authority of said firm as experts in auditing and accounting.

                                AVAILABLE INFORMATION

    The Company is a "small business issuer" as defined under Regulation S-B adopted under the Act and is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") on forms applicable to small business issuers. Such reports, proxy statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

    The Company has filed with the Commission, a registration statement (together with all amendments thereto, the "Registration Statement") under the Act with respect to the Common Stock of the Company offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. Any statements contained herein concerning the provisions of any document are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

    The Company intends to furnish annual reports to shareholders containing audited financial statements, quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                                       INDEX TO
                                 FINANCIAL STATEMENTS

                                ----------------------

                                                                            PAGE
                                                                            ----
Report of Independent Accountants . . . . . . . . . . . . . . . . . . . .   F-2

Balance Sheets -- December 31, 1994 and 1995. . . . . . . . . . . . . . .   F-3

Statements of Operations -- Years ended December 31, 1994 and 1995. . . .   F-4


Statements of Shareholders' Equity (Deficit)
 -- Years ended December 31, 1994 and 1995. . . . . . . . . . . . . . . .   F-5

Statements of Cash Flows -- Years ended December 31, 1994 and 1995. . . .   F-6

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . .   F-7

Balance Sheets -- September 30, 1996 (unaudited) and December 31, 1995. .  F-15

Statements of Operations -- Three-month and nine-month periods ended
 September 30, 1995 and 1996 (unaudited). . . . . . . . . . . . . . . . .  F-16

Statements of Cash Flows -- Nine-month periods ended September 30, 1995 and 1996 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . .  F-17

Note to Financial Statements (unaudited). . . . . . . . . . . . . . . . .  F-18

ITEM 7.  FINANCIAL STATEMENTS



                            REPORT OF INDEPENDENT ACCOUNTS




March 27, 1996

To the Board of Directors
  and Shareholders of Midisoft
  Corporation

In our opinion, the accompanying balance sheets and the related statements of operations and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Midisoft at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse

MIDISOFT CORPORATION

                                    Balance Sheets

                                                            December 31,
                                                   -----------------------------
                                                        1995            1994
                                                        ----            ----
ASSETS
Current assets
   Cash and cash equivalents                      $  2,143,000    $  9,601,000
   Short-term investments, at cost                   1,540,000
   Accounts receivable, net of allowance of
     $1,550,000 in 1995 and $934,000 in 1994         2,329,000       3,844,000
   Inventories                                         494,000         679,000
   Prepaids and other                                  266,000         276,000
   Deferred income taxes                                               283,000
                                                  ------------    ------------
Total current assets                                 6,772,000      14,683,000

Property and equipment, net                            562,000         447,000
Other assets                                         1,230,000       1,634,000
                                                  ------------    ------------
                                                  $  8,564,000    $ 16,764,000
                                                  ------------    ------------
                                                  ------------    ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Trade accounts payable                         $    429,000    $    467,000
   Accrued wages and payroll taxes                     260,000         140,000
   Other accrued expenses                            1,804,000         115,000
   Deferred revenue                                    807,000         785,000
                                                  ------------    ------------
Total current liabilities                            3,300,000       1,507,000

Deferred income taxes                                                  291,000
Commitments and contingencies (Notes 13 and 14)

Shareholders' equity
   Common stock, without par value; 10,000,000
     Shares authorized, 4,662,441 issued and
     Outstanding in 1995 and 4,262,092 issued
     And outstanding in 1994                        17,106,000      14,676,000
   Retained (deficit) earnings                     (11,842,000)        290,000
                                                  ------------    ------------
Total shareholders' equity                           5,264,000      14,966,000
                                                  ------------    ------------
                                                  $  8,564,000    $ 16,764,000
                                                  ------------    ------------
                                                  ------------    ------------

                   SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 MIDISOFT CORPORATION

                               Statements of Operations

                                                      Year ended December 31,
                                                  ------------------------------
                                                        1995            1994
                                                        ----            ----

Revenues                                         $   5,420,000   $   4,989,000

Cost of Revenues                                     2,490,000       1,082,000
                                                 -------------   -------------
Gross profit                                         2,930,000       3,907,000

Operating expenses
   Sales and marketing                               4,097,000       2,142,000
   General and administrative                        4,015,000       1,160,000
   Research and development                          1,787,000         617,000
   Restructuring charge                              3,898,000
   Settlement of shareholder litigation              1,644,000
                                                 -------------   -------------
Total operating expenses                           $15,441,000       3,919,000

Operating loss                                     (12,511,000)        (12,000)

Interest and other income                              379,000         183,000
                                                 -------------   -------------
 (Loss) income before taxes                        (12,132,000)        171,000

Provision for income taxes                                             (53,000)
Net (loss) income                                $ (12,132,000)  $     118,000
                                                 -------------   -------------

Net (loss) income per share                      $       (2.60)  $        0.03
                                                          ----            ----
                                                          ----            ----
Weighted average shares outstanding                  4,665,000       3,850,000
                                                     ---------       ---------
                                                     ---------       ---------


                   SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 MIDISOFT CORPORATION

                          Statements of Shareholders' Equity

                                                                       Retained         Total
                                                Common stock           (Deficit)    Shareholders'
                                           Shares         Amount       Earnings         Equity
                                           ------         ------       --------         ------
Balance at December 31, 1993            2,999,000  $   3,699,000  $     172,000  $   3,871,000

Net proceeds from common stock issued   1,150,000     10,916,000                    10,916,000
Stock options exercised                   113,000         61,000                        61,000
Net income for 1994                                                     118,000        118,000
                                        ---------  -------------  -------------  -------------

Balance at December 31, 1994            4,262,000     14,676,000        290,000     14,966,000

Common stock repurchased                  (53,000)       (17,000)                      (17,000)
Common stock issued                       195,000      1,991,000                     1,991,000
Stock options exercised                   258,000        456,000                       456,000
Net loss for 1995                                                   (12,132,000)   (12,132,000)
                                        ---------  -------------  -------------  -------------

Balance at December 31, 1995            4,662,000  $  17,106,000  $ (11,842,000) $   5,264,000
                                        ---------  -------------  -------------  -------------
                                        ---------  -------------  -------------  -------------

                   SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 MIDISOFT CORPORATION

                               Statements of Cash Flows

                                                                  Year ended December 31,
                                                                --------------------------
                                                                    1995           1994
                                                                    ----           ----
CASH FLOWS FROM OPERATIONS
   Net (loss) income                                          $ (12,132,000)  $    118,000
                                                              -------------   ------------
   Adjustments to reconcile net (loss) income to net cash
     (used) for operating activities:
      Depreciation and amortization                               1,152,000        338,000
      Loss on disposal of leasehold                                  16,000
      Deferred rent                                                  65,000
      Write down of capitalized software                          3,898,000
      Settlement of litigation                                      150,000
      (Increase) decrease in assets:
         Accounts receivable, net                                 1,515,000     (2,338,000)
         Inventories                                                185,000       (110,000)
         Prepaids and other                                          15,000       (144,000)
         Deferred income taxes                                      283,000       (283,000)
      Increase (decrease) in liabilities:
         Trade accounts payable                                     (38,000)        34,000
         Accrued wages and payroll taxes                            120,000        115,000
         Other accrued expenses                                   1,624,000         70,000
         Deferred income taxes                                     (291,000)       291,000
         Deferred revenue                                            22,000        685,000
                                                              -------------   ------------
   Net Cash used for operating                                   (3,416,000)    (1,224,000)

CASH FLOWS FROM INVESTING
   Capitalized software                                          (2,384,000)    (1,447,000)
   Short-term investments                                        (1,540,000)
   Additions to property and equipment                             (407,000)      (201,000)
                                                              -------------   ------------
   Net cash used for investing                                   (4,331,000)    (1,648,000)

CASH FLOWS FROM FINANCING
   Common stock issued                                                          10,916,000
   Stock options exercised                                          306,000         61,000
   Stock repurchased                                                (17,000)
                                                              -------------   ------------
   Net cash from financing                                          289,000     10,977,000
                                                              -------------   ------------

Net change in cash and cash equivalents                          (7,458,000)     8,105,000
   Cash and cash equivalents, beginning of year                   9,601,000      1,496,000
                                                              -------------   ------------
   Cash and cash equivalents, end of year                     $   2,143,000   $  9,601,000
                                                              -------------   ------------
                                                              -------------   ------------

SUPPLEMENTAL CASH FLOW INFORMATION
Common stock for purchase of software assets                  $   1,991,000
Stock options issued in settlement of claims                        150,000
Income taxes paid                                                     2,000   $     36,000


                   SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 MIDISOFT CORPORATION

                            NOTES TO FINANCIAL STATEMENTS
                                   DECEMBER 31, 1995

1.  THE BUSINESS

    Midisoft Corporation (the Company) is a leading provider of innovative applications for the use of sound on the personal computer (PC). The Company was incorporated in Washington in 1986 and introduced its first product, METATRAK, the precursor to Studio, in that year. The Company has focused its product lines to include music learning and creativity and the integration of sound and media in today's PC environment (Note 3). The Company divides these product lines into two development categories, music products and strategic products. The Company's music products enable users to enjoy, explore, learn, create and share music. The Company pioneered the development of MIDI technology, including the ability of users to instantly view musical notation of sounds played through a piano keyboard, or other MIDI-equipped instrument, linked to a PC. Midisoft's strategic products promote the convergence of sound with other technologies into the personal computer desktop. The products allow users to enhance their computing experience, and to communicate more effectively with and through computers. The Company markets its products on a worldwide basis to (i) original equipment manufacturers (OEMs), which "bundle" one or more of Midisoft's products with their own products, (ii) distributors and resellers, which directly supply the retail distribution channel, and (ii) end users, catalog companies, and businesses.

2.  SIGNIFICANT ACCOUNTING POLICIES

    FISCAL YEAR
    The Company reports results on a calendar year ending December 31.

    REVENUE RECOGNITION
    Revenue from products licensed to OEMs consisting of one-time license fees and contracts for minimum advances against future unit licenses are recognized when the criteria for fixed fee revenue recognition under Statement of Position No. 91-1, SOFTWARE REVENUE RECOGNITION, are satisfied. These criteria include, but are not limited to, delivery of the software master, the Company's lack of other significant obligations to the customer and a determination that collectability of the amount due is probable. Revenues on contracts which do not meet the fixed fee revenue recognition criteria in SOP 91-1 are included in deferred revenue in the accompanying balance sheet and are recognized as revenue on the installment basis as payments are received. Additional royalty use or unit copy royalty fees are recognized when they are earned pursuant to the license agreements and upon notification of shipment and payment from the OEMs. Revenue from sales to distributors, other resellers and end users net of a provision for anticipated returns, is recognized when the products are shipped. The allowance for returns is evaluated each quarter taking into consideration, among other things, known return requests from distributors, anticipated return requests based on the distributor's rate of product sale, returns due to product upgrades and historical distributor return patterns.

    WARRANTIES AND RETURNS
    The Company warrants products against defects and has policies permitting the return of products under certain circumstances. The Company's distributor agreements provide for sales returns, stock rotation, cooperative advertising and price protection. Customers are granted price protection for a period of up to 60 days after the Company reduces the price of a product.

    ADVERTISING COSTS
    The Company generally provides for cooperative advertising at agreed-upon rates. Advertising costs, included in sales and marketing expenses, are expensed as incurred and were $906,000 and $713,000 for the years ended December 31, 1995 and 1994, respectively.

    RESEARCH AND DEVELOPMENT
    Software development costs incurred in conjunction with new software product development and product enhancements are charged to research and development expense until technological feasibility has been established. Thereafter, certain costs, consisting of salaries and related benefits, incurred internally in developing computer software are capitalized until the software is available for general release. Amortization of capitalized software development costs begins when the related product is available for general release to customers. The amortized amount for each software product is based on the greater of (i) the ratio of current gross revenues to total current and anticipated future gross revenues for the related software or (ii) the straight-line method over the product's estimated economic life of 18 to 24 months.

    INCOME TAXES
    The Company provides for income taxes under the principles of Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that income taxes be provided for taxes currently due and for the expected future tax effects of the temporary differences between the book and tax bases of assets and liabilities.

    NET INCOME (LOSS) PER SHARE
    Net income (loss) per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period after consideration of the dilutive effect, if any, of stock options and warrants.

    CASH AND CASH EQUIVALENTS
    The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Short-term investments classified as cash equivalents are stated at the lower of cost or market, which approximates fair value.

    SHORT-TERM INVESTMENTS
    There were no realized or unrealized gains or losses on short-term investments for the year ended December 31, 1995. All short-term investments are debt instruments that mature within one year, and are stated at cost, which approximates fair value.

    INVENTORIES
    Inventories are valued at the lower of cost or market using the first-in, first-out method.

    PROPERTY AND EQUIPMENT
    Property and equipment are recorded at cost less accumulated depreciation and amortization, and are depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the term of the lease.

    CONCENTRATION OF CREDIT RISK/FINANCIAL INSTRUMENTS
    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable, for which collateral is generally not required. The Company's trade receivables include amounts due from U.S. and foreign customers in the computer software and hardware industry and are derived from sales of products, OEM licensing fees and unit royalties. The Company performs ongoing credit evaluations of its customers' financial condition and limits its exposure to losses by limiting the amount of credit extended whenever deemed necessary.

    The carrying values of cash equivalents and short-term investments and other assets and liabilities (such as accounts receivable and payable) approximate fair value at December 31, 1995.

    USE OF ESTIMATES
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NEWLY ISSUED ACCOUNTING STANDARDS
    In December 1995, Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123), was issued. This pronouncement requires the Company to elect to account for stock-based compensation on a fair value based model or an intrinsic value based model. The intrinsic value based model is currently used by the Company and is the accounting principle prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25). Under this model, compensation cost is the excess, if any, of the quoted market price of the stock at the date of grant or other measurement date over the amount the employee must pay to acquire the stock. The fair value based model prescribed by SFAS 123 would require the Company to value stock-based compensation using an accepted valuation model. Compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company has not determined which of the methodologies it will adopt.
    No assessment has been made with regard to the potential impact of this pronouncement on the Company's financial position and results of operations.

3.  RESTRUCTURING OF OPERATIONS

    During the third and fourth quarters of 1995, the Company recorded charges of $2,369,000 and $1,529,000, respectively, for restructuring associated with the Company's determination that certain software assets were not compatible with the reorganized product strategy. The Company's entire research and development, marketing and sales efforts were refocused upon the Company's core competence in sound and music. Products that represented education, entertainment and business were written off as it was determined that no further internal resources would be spent to develop or promote them. The Company will pursue licensing these products to third party publishers for per unit royalty payments.

4.  ACCOUNTS RECEIVABLE AND MAJOR CUSTOMER INFORMATION

    The Company operates in a single business segment. During the years ended December 31, 1995 and 1994, the Company had revenue from foreign customers of $944,000 and $1,444,000, respectively. Foreign sales as a percentage of the Company's total revenue in 1995 and 1994 were 17% and 29%, respectively. In 1995 and 1994 separate domestic reseller customers accounted for revenues of $2,255,000 and $1,100,000, respectively, equal to 42% and 22% of the Company's total revenue in the periods.

    Accounts receivable are summarized as follows:
                                                             December 31,
                                                             ------------
                                                       1995           1994
                                                       ----           ----

      OEMs                                        $  2,398,000   $  2,979,000
      Resellers and other                            1,481,000      1,799,000
                                                  ------------   ------------
                                                     3,879,000      4,778,000

      LESS - Allowance for doubtful accounts        (1,120,000)      (395,000)
      LESS - Allowance for warranty and returns       (430,000)      (539,000)
                                                  ------------   ------------

                                                  $  2,329,000   $  3,844,000
                                                  ------------   ------------
                                                  ------------   ------------


    Accounts receivable consist principally of amounts due from OEMs and reseller customers for licensing fees, royalties and direct sales of products. OEM customer payment terms typically are one year in duration and require payments to be made in quarterly installments. At December 31, 1995 and 1994, OEM accounts receivable amounts not yet due were $971,000 and $2,405,000, equal to 40% and 81%, respectively, of total OEM receivables. At December 31, 1995 and 1994, reseller accounts receivable amounts not yet due were $421,000 and $1,288,000 equal to 28% and 72%, respectively, of total reseller receivables.

    The Company's primary credit concentrations involve domestic and foreign OEM and reseller customers. Foreign customers are primarily located in Western Europe, Taiwan, Singapore, Korea and Japan. Domestic customers comprise $2,769,000 and $3,136,000 of accounts receivable at December 31, 1995 and 1994, respectively. Foreign customers comprise $1,110,000 and $1,228,000 of accounts receivable at December 31, 1995 and 1994, respectively. At December 31, 1995 and 1994, 18 and 27 customers, respectively, account for an aggregate balance of $2,940,000 and $3,779,000 of accounts receivable.

5.  INVENTORIES

    Inventories are summarized as follows:

                                                             December 31,
                                                             ------------
                                                          1995          1994
                                                          ----          ----

         Raw materials and work-in-process            $  455,000    $  348,000
         Finished goods                                                284,000
                                                         344,000
         Less - Allowance for obsolescence              (245,000)      (13,000)
                                                      ----------    ----------
                                                      $  494,000    $  679,000
                                                      ----------    ----------
                                                      ----------    ----------

6.  PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows:
                                                                December 31,
                                                                ------------
                                                          1995          1994
                                                          ----          ----
    Equipment                                         $  839,000    $  489,000
    Furniture                                             79,000        45,000
    Leasehold improvement                                 23,000        23,000
                                                      ----------    ----------
    Property and equipment, at cost                      941,000       557,000

    Less - Accumulated depreciation                     (379,000)     (110,000)
                                                      ----------    ----------
                                                      $  562,000    $  447,000
                                                      ----------    ----------
                                                      ----------    ----------

7.  OTHER ASSETS

    Other assets are summarized as follows (additionally see Note 3):
                                                                 December 31,
                                                                 ------------
                                                          1995          1994
                                                          ----          ----
    Deposits and other                                             $    62,000
    Purchased software and technology; net of
      accumulated amortization of $177,000
      and $147,000, respectively, in 1995 and 1994   $   428,000       131,000
    Purchased contract software technology, net of
      accumulated amortization of $131,000 and
      $103,000, respectively, in 1995 and 1994           364,000     1,052,000
    Capitalized software development costs, net
      of accumulated amortization of $139,000
      and $36,000, respectively, in 1995 and 1994        438,000       389,000
                                                     -----------   -----------
                                                     $ 1,230,000   $ 1,634,000
                                                     -----------   -----------
                                                     -----------   -----------

    PURCHASED SOFTWARE TECHNOLOGY
    The Company purchased software technology from various sources during 1995. The estimated useful lives of the remaining product costs range from eighteen months to two years. Amortization expense related to purchased software technology for the years ended December 31, 1995 and 1994 was $561,000 and $93,000, respectively.

    PURCHASED CONTRACT SOFTWARE TECHNOLOGY
    Purchased contract software technology costs represent contract software development costs incurred for work performed by external contract software engineers in developing computer software. The Company capitalized contract software technology costs of approximately $1,069,000 and $1,155,000 in 1995 and 1994, respectively. Amortization expense related to purchased contract software technology was $111,000 and $103,000 for 1995 and 1994, respectively.

    CAPITALIZED SOFTWARE DEVELOPMENT COSTS
    Capitalized software development costs represent software product development and product enhancements consisting of salaries and related benefits, incurred internally in developing computer software after technological feasibility has been established. Amortization expense related to capitalized software development costs was $148,000 and $36,000 for 1995 and 1994, respectively.

8.  BANK CREDIT LINE FACILITY

    The Company has a bank line of credit facility commitment letter, from U.S. Bank of Washington. Pursuant to the terms of the agreement, the Company may borrow on an unsecured basis up to $3,000,000 at the bank's prime rate and up to $120,000 on corporate bank cards. The credit facility has a 1/4% commitment fee, matures May 31, 1997, contains covenants not to encumber trade accounts receivable and inventories and requires maintenance of certain financial ratios. At December 31, 1995, no amount was drawn on either credit facility. The Company was not in compliance with certain financial covenants at December 31, 1995 and accordingly, received waivers and amendments with respect to such covenants from its bank for periods up to and including May 31, 1997.

9.  OTHER ACCRUED EXPENSES

    The following table summarizes the components of the other accrued expenses:

                                                             December 31,
                                                            --------------
                                                         1995          1994
                                                         ----          ----

         Shareholder litigation settlement          $  1,644,000
         Other accrued expenses                          160,000  $    115,000
                                                    ------------  ------------
                                                    $  1,804,000  $    115,000
                                                    ------------  ------------
                                                    ------------  ------------


10. INCOME TAXES

    The provision for income taxes for the year ended December 31, 1994 is summarized as follows:

         Current tax expense
            Federal                                   $    8,000
            State                                          1,000
            Foreign                                       36,000
                                                      ----------
                                                          45,000

         Deferred tax expense                              8,000
                                                      ----------
                                                      $   53,000
                                                      ----------
                                                      ----------

    There is no provision for income taxes for the year ended December 31, 1995 due to the net loss incurred. A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes is summarized as follows:

                                                             December 31,
                                                             ------------
                                                         1995          1994
                                                         ----          ----

         Federal statutory rates                    $ (4,125,000)  $    59,000
         State income taxes                                              1,000
         Change in valuation allowance                 4,084,000
         Other                                            41,000        (7,000)
                                                    ------------   -----------
                                                    $          -   $    53,000
                                                    ------------   -----------
                                                    ------------   -----------

    The components of deferred income taxes are summarized as follows:

                                                             December 31,
                                                             ------------
                                                         1995          1994
                                                         ----          ----
    Deferred income tax assets
      Net operating losses                         $   3,861,000  $    776,000
      Accrued liabilities and allowances               1,193,000       181,000
      Other                                               72,000       102,000
                                                     -----------   -----------
                                                       5,126,000     1,059,000
         Deferred income tax liabilities
      Capitalized software                              (482,000)     (507,000)
                                                     -----------   -----------
                                                        (482,000)     (507,000)

    Valuation allowance                               (4,644,000)     (560,000)
                                                     -----------   -----------
    Net deferred tax liabilities                    $          -  $     (8,000)
                                                     -----------   -----------
                                                     -----------   -----------

    At December 31, 1995, the Company had federal net operating losses of approximately $11,300,000 that expire beginning in 2008. In certain circumstances, as specified in the Internal Revenue Code, a 50% or more ownership change by certain combination of the Company's stockholders during any three-year period would result in limitations on the Company's ability to utilize its net operating loss carry-forward. The value of the Company's stock at the time of the ownership change is the primary factor in determining the limit on the Company's ability to utilize its net operating loss carry-forward.

    Certain net operating losses arise from the deductibility for tax purposes of compensation under nonqualified stock options equal to the difference between the fair value of the stock on the date of exercise and the exercise price of the options. For financial reporting purposes, the tax effect of this deduction when recognized will be accounted for as a credit to shareholders' equity.

11. SHAREHOLDERS' EQUITY

    On July 26, 1994, the Company completed a public stock offering, for the sale of 1,000,000 shares of its common stock at $10.75 per share, less offering expenses. On August 2, 1994, pursuant to the underwriting agreement, the Company transferred and closed the sale of an additional 150,000 shares of its common stock to the Underwriters on the same terms. With the Underwriters' over allotment option exercised in full, the total price to the public, total offering expenses and net proceeds to the Company were $12,362,000, $1,446,000 and $10,916,000, respectively.

    WARRANTS
    In connection with the July 26, 1994 and the July 19, 1993 public stock offerings, the Company has agreed to issue and sell to the Underwriter Representatives, for nominal consideration, warrants to purchase an aggregate of 38,000 and 100,000 shares of common stock, respectively. The warrants are exerciseable at a price per share equal to 120% of the initial price to the public and expire in 1998.

    STOCK OPTION PLAN
    The Company has adopted a 1989 Stock Option Plan (the Plan), as amended September 28, 1994, to provide for the granting of both Incentive Stock Options (ISOs) and Nonqualified Stock Options for employees, directors and consultants of the Company to acquire ownership in the Company and provide them with incentives for their service.

    Under the terms of the Plan, 1,350,000 shares of common stock may be issued. The Plan is currently administered by the Option Committee of the Board of Directors which determines the terms and conditions of the options granted under the Plan, including exercise price, number of option shares granted and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with the Company, unvested options terminate and are no longer exerciseable and vested options remain exerciseable for a period not to exceed three months. The exercise price of all ISOs granted under the Plan must be at least equal to the fair market value of the common stock of the Company on the date of grant and the term may not exceed five years. The exercise price of all ISOs granted under the Plan are determined by the Option Committee and the term may not exceed ten years.

    The fair market value was determined based upon the average between the high and low sale or between the closing bid and ask price on the Nasdaq Market System. Compensation expense, if any, was charged over the period services were performed. At December 31, 1995 and 1994, there is no unamortized unearned compensation. There was no compensation expense for 1995 and 1994 related to stock option activity.

    At December 31, 1995 and 1994, options for 79,000 and 300,000 shares, respectively, of common stock were vested and options for 347,000 and 280,000 shares, respectively, of common stock were available for future grants under the Plan.


    Activity with respect to the Stock Option Plan is as follows:

                                                                               Weighted
                                                      Shares       Range       Average
                                                      ------       -----       --------
         Options outstanding, December 31, 1993     594,090     $.05-$11.25    $2.51
         Granted                                    484,022     $7.90-$11.25   $8.46
         Exercised                                 (113,572)    $.05-$7.94     $0.48
         Canceled                                  (207,036)    $5.00-$11.25   $8.93


         Options outstanding, December 31, 1994     757,504     $.05-$10.25    $5.03
         Granted                                    504,764     $.05-$8.13     $5.52
         Exercised                                 (258,437)    $.05-$7.94     $1.19
         Canceled                                  (421,291)    $2.56-$10.25   $6.50

         Options outstanding, December 31, 1995     582,540     $.10-$7.90     $2.48


12. LICENSE AGREEMENTS

    The Company has license agreements with various developers and producers of computer software which require the Company to pay royalties. During the years ended December 31, 1995 and 1994, total royalty costs were $195,000 and $19,000, respectively.

13. LEASE COMMITMENTS

    The Company leases office facilities and a warehouse for its operations. The leases contain renewal and expansion provisions, exerciseable at the discretion of the Company. The Company's leases include scheduled rent increases over the term of the lease. The total payment amount is being recognized to expense on a straight-line basis over the term of the lease. Future minimum lease rental commitments for all non-cancelable operating leases are summarized as follows:

              YEAR
              1996                       $    240,000
              1997                            267,000
              1998                            271,000
              1999                            273,000
              2000                             73,000
                                         ------------
                                         $  1,124,000

         Rent expense for 1995 and 1994 was $191,000 and $93,000, respectively.

14. CONTINGENCIES

    The Company is subject to various claims and lawsuits in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

15. RELATED PARTY TRANSACTIONS

    FOUNDERS' BUY-SELL AGREEMENT
    During 1995, the Company repurchased from one of the co-founders, Mr. McCulley, 53,000 shares of common stock for $17,000 under the Founders' buy-sell agreement.

16. SUBSEQUENT EVENT

    On February 26, 1996, the Company mediated a shareholders' class action settlement in the Smith, et al. vs. Midisoft et al. complaint that was filed in March 1995. The mediation agreement calls for the Company to pay the complainants $100,000 in cash and 650,000 shares of common stock. The settlement is valued at $1,644,000 based on the fair market value of the Company's common stock on the date of settlement and was accrued and expensed during 1995.

                       MIDISOFT CORPORATION
                          BALANCE SHEETS

                             ASSETS
                                                   (Unaudited)                  (Audited)
                                                 At September 30,           At December 31,
                                                      1996                        1995
                                                  --------------               ------------
Current assets:
  Cash and cash equivalents                         $    928,000             $  2,143,000
  Short term investments                                                        1,540,000
  Accounts receivable - net of allowances of
    $1,131,000 in 1996 and $1,550,000 in 1995          1,471,000                2,329,000
  Inventories                                            498,000                  494,000
  Prepaid expenses                                       324,000                  266,000
                                                    ------------             ------------
     Total current assets                              3,221,000                6,772,000
Property & equipment, net                                450,000                  562,000
Capitalized software and other costs, net                609,000                1,230,000
                                                    ------------             ------------
     Total assets                                   $  4,280,000             $  8,564,000
                                                    ------------             ------------
                                                    ------------             ------------

              LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities:
  Trade accounts payable                            $    158,000             $    429,000
  Accrued wages & payroll taxes                          183,000                  260,000
  Other accrued expenses                               1,666,000                1,804,000
  Deferred revenue                                       914,000                  807,000
                                                    ------------             ------------
     Total current liabilities                         2,921,000                3,300,000
                                                    ------------             ------------
Shareholders' equity
  Common stock, no par value; 10,000,000 shares
    authorized, 4,691,066 issued and outstanding
    in 1996 and 4,662,441 issued and outstanding
    in 1995
  Retained deficit                                   (15,819,000)             (11,842,000)
                                                    ------------             ------------
     Total shareholders' equity                        1,359,000                5,264,000
                                                    ------------             ------------
     Total liabilities and shareholders' equity     $  4,280,000             $  8,564,000
                                                    ------------             ------------
                                                    ------------             ------------


                    See accompanying notes to financial statements

                                 MIDISOFT CORPORATION
                               STATEMENTS OF OPERATIONS
                                     (Unaudited)


                                                           Three Months Ended               Nine Months Ended
                                                              September 30,                    September 30,
                                                    -------------------------------  ----------------------------------
                                                         1996             1995             1996           1995
                                                    -------------    -------------    -------------    -------------
Revenues                                             $ 1,158,000      $ 1,234,000      $ 2,161,000      $ 4,461,000
Cost of revenues                                         588,000          552,000        1,400,000        1,700,000
                                                     -------------    -------------    -------------    -------------
Gross profit                                             570,000                           761,000        2,761,000
Operating expenses:
   Sales and marketing                                   723,000        1,182,000        2,459,000        2,948,000
   General and administrative                            488,000        1,804,000        1,708,000        2,754,000
   Research and development                                               603,000          666,000        1,222,000
   Restructuring charge                                                 2,369,000                         2,369,000
                                                     -------------    -------------    -------------    -------------
      Total operating expenses                         1,455,000        5,958,000        4,833,000        9,293,000
                                                     -------------    -------------    -------------    -------------
Operating loss                                          (885,000)      (5,276,000)      (4,072,000)      (6,532,000)
Interest and other income                                 17,000                            95,000          339,000
                                                     -------------    -------------    -------------    -------------
Loss before taxes                                       (868,000)      (5,186,000)      (3,977,000)      (6,193,000)
Provision for income taxes
                                                     -------------    -------------    -------------    -------------
Net loss                                            $   (868,000)    $ (5,512,000)    $ (3,977,000)    $ (6,193,000)
                                                     -------------    -------------    -------------    -------------
                                                     -------------    -------------    -------------    -------------

Net loss per share                                        $                $                $            $    (1.37)
                                                     -------------    -------------    -------------    -------------
                                                     -------------    -------------    -------------    -------------

Weighted average shares outstanding                                                      4,677,000        4,512,000
                                                     -------------    -------------    -------------    -------------
                                                     -------------    -------------    -------------    -------------

                             MIDISOFT CORPORATION
                           STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                                         Nine Months Ended
                                                           September 30,
                                                    ---------------------------
                                                        1996            1995
                                                    -----------     -----------

CASH FLOWS FROM OPERATIONS:
  Net loss                                          $(3,977,000)    $(6,193,000)
                                                    -----------     -----------
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation & amortization                       792,000         914,000
      Deferred rent provision                                            46,000
      Writedown of capitalized software                               2,369,000
      (INCREASE) DECREASE IN ASSETS:
        Accounts receivable, net                        858,000         386,000
        Inventories                                      (4,000)       (226,000)
        Prepaid expenses                                (58,000)         83,000
      INCREASE (DECREASE) IN LIABILITIES:
        Trade accounts payable                         (271,000)         82,000
        Accrued wages & payroll taxes                   (77,000)        367,000
        Other accrued expenses                         (138,000)        407,000
        Deferred income taxes                              -            (18,000)
        Deferred revenue                                107,000            -
                                                    -----------     -----------
          Total adjustments                           1,209,000       4,410,000
                                                    -----------     -----------
          Net cash (used) for operations             (2,768,000)     (1,783,000)
                                                    -----------     -----------
CASH FROM/(USED FOR) INVESTMENTS:
  Redemption of short term investments                1,540,000            -
  Additions to property & equipment                     (59,000)       (400,000)
  Capitalized software                                     -         (2,384,000)
                                                    -----------     -----------
          Net cash from/(used for) investments        1,481,000      (2,784,000)
                                                    -----------     -----------
CASH FLOWS FROM FINANCING:
  Stock options exercised                                71,000          29,000
  Stock buyback                                            -            (17,000)
                                                    -----------     -----------
          Net cash provided by financing                 72,000          12,000
                                                    -----------     -----------
Net change in cash and cash equivalents              (1,215,000)     (4,555,000)
Cash and cash equivalents, beginning of year          2,143,000       9,601,000
                                                    -----------     -----------
Cash and cash equivalents, end of period            $   928,000     $ 5,046,000
                                                    -----------     -----------
                                                    -----------     -----------
SUPPLEMENTAL CASH FLOW INVESTMENTS
  Income taxes paid                                 $      -        $     2,000
  Common stock issued for purchase of other assets  $      -        $ 1,991,000
                                                    -----------     -----------
                                                    -----------     -----------

                 See accompanying notes to financial statements

                      MIDISOFT CORPORATION
            NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

INTERIM FINANCIAL INFORMATION

     The condensed financial statements included herein have been prepared by Midisoft Corporation (the "Company") without audit, according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations.
However, in the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) considered necessary to present fairly the results for the interim periods presented. The accompanying condensed financial statements and related notes should be read in conjunction with the Company's 1995 audited financial statements herein.

     The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full calendar year.

ACCOUNTS RECEIVABLE AND MAJOR CUSTOMER INFORMATION

     Accounts receivable from Original Equipment Manufacturers (OEM) and other resellers are summarized as follows:

                                           September 30,     December 31,
                                                1996              1995

     OEM                                    $  1,689,000     $  2,398,000
     Resellers and other                         913,000        1,481,000
                                            ------------     ------------
       Subtotal                                2,602,000        3,879,000
     Less: Allowance for doubtful accounts      (895,000)      (1,120,000)
           Allowance for sales returns          (236,000)        (430,000)
                                            ------------     ------------
       Total accounts receivable            $  1,471,000     $  2,329,000
                                            ------------     ------------
                                            ------------     ------------

     Accounts receivable consist principally of amounts due from OEMs and reseller customers for licensing fees, royalties and direct sales of products. OEM customer payment terms typically are one year in duration and require payments to be made in quarterly installments. At September 30, 1996, OEM accounts receivable amounts not yet due were $329,000, equal to 19.5% of total OEM receivables compared to $971,000, equal to 40% at December 31, 1995. Reseller payment terms typically are standardized and similar to those given software distributors. At September 30, 1996, reseller accounts receivable amounts not yet due were $776,000, equal to 85% of total reseller receivables compared to $421,000, equal to 28% at December 31, 1995.

      The Company's primary credit concentrations involve domestic and foreign OEM and reseller customers. Foreign customers are primarily located in Western Europe, Taiwan, Singapore, Korea and Japan. Domestic customers comprised $1,812,000 of accounts receivable at September 30, 1996 compared to $2,769,000 at December 31, 1995. Foreign customers comprised $790,000 of accounts receivable at September 30, 1996 compared to $1,110,000 at December 31, 1995.

INCOME TAXES

     No income taxes are payable at September 30, 1996, the result of the Company's year-to-date loss and the result of Federal net operating loss carryforwards at December 31, 1995 of approximately $11.3 million that will, subject to limitations, be available to reduce taxes due in future periods and expire beginning in 2008.

CAPITALIZED SOFTWARE AND OTHER COSTS

Capitalized software and other costs are summarized as follows:

                                             September 30,     December 31,
                                                 1996              1995
                                                 ----              ----
     Purchased software technology, net of
      accumulated amortization of
      $353,000 and $177,000, respectively,
      in 1996 and 1995                        $  252,000       $  428,000
     Purchased contract software technology,
      net of accumulated amortization of
      $337,000 and $131,000, respectively, in
      1996 and 1995                              157,000          364,000
     Capitalized software development costs,
      net of accumulated amortization of
      $377,000 and $139,000, respectively, in
      1996 and 1995                              200,000          438,000
                                            ------------     ------------
      Total capitalized software              $  609,000       $1,230,000
                                            ------------     ------------
                                            ------------     ------------

 OTHER ACCRUED EXPENSES

  The following table summarizes the components of the other accrued expenses:

                                             September 30,     December 31,
                                                 1996              1995
                                                 ----              ----
      Shareholder litigation settlement       $1,544,000       $1,644,000
      Other accrued expenses                     122,000          160,000
                                            ------------     ------------
                                              $1,666,000       $1,804,000
                                            ------------     ------------
                                            ------------     ------------

The shareholder litigation settlement is comprised of 650,000 shares of the Company's common stock expected to be issued in the fourth quarter of 1996. The cash payment portion of the settlement in the amount of $100,000 was made in May, 1996.

LITIGATION

       On February 26, 1996, the Company settled the shareholders' class action lawsuit which had been filed against it in March 1995.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                          ----------------------------------
                                  TABLE OF CONTENTS
                          ----------------------------------

                                                                     PAGE
                                                                     ----

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . .
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . .
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . .
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . .
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . .
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . .
Description of Securities. . . . . . . . . . . . . . . . . . . . . .
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . .
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Available Information. . . . . . . . . . . . . . . . . . . . . . . .
Index to Financial Statements. . . . . . . . . . . . . . . . . . . .   F-1

    UNTIL              , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                    211,318 SHARES


                                       MIDISOFT
                                      CORPORATION

                                     COMMON STOCK



                                   ---------------
                                      PROSPECTUS
                                   ---------------






                                   _______________, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation, as amended, of Midisoft Corporation (hereinafter in this Part II, the "Company") require the Company to indemnify and hold harmless to the greatest extent permissible by Washington law any officer or director of the Company who is made a party to any proceeding as a result of that person's service to the Company as an officer or director. The Washington Business Corporation Act permits a corporation to provide such indemnity except where the proceeding arises from (i) acts or omissions of the person which involve intentional misconduct or a knowing violation of law, (ii) unlawful payment of dividends and certain other distributions, or (iii) a transaction from which the officer or director personally received a benefit in money, property, or services to which the director was not legally entitled.

     Apart from rights afforded by the Company's Articles of Incorporation, an officer or director may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred if the officer or director conducted himself in good faith and either (i) reasonably believed his conduct to be in the corporation's best interest, or (ii) reasonably believed the conduct to be at least not opposed to the corporation's best interest. In the case of a criminal proceeding, the officer or director must have had no reasonable cause to believe the conduct was unlawful.

     The Washington Business Corporation Act also requires that a corporation indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. The statutory provisions cited above and the Articles of Incorporation also grant the power to the Company to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services in such positions, and such a policy may be obtained by the Company in the future.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with this offering which will be paid by Ask Me Multimedia, Inc. are estimated to be substantially as follows:

                                                                       AMOUNT
                                                                      PAYABLE
ITEM                                                                   BY THE
----                                                                  COMPANY*
                                                                    -----------
S.E.C. Registration Fees . . . . . . . . . . . . . . . . . . . .    $    216.45
State Securities Laws (Blue Sky) Legal Fees. . . . . . . . . . .       5,000.00*
State Securities Laws and Nasdaq National Market Filing Fees . .         500.00*
Printing and Engraving . . . . . . . . . . . . . . . . . . . . .       3,000.00*
Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .      25,000.00*
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . .      10,000.00*
Transfer Agent's Fees and Cost of Certificates . . . . . . . . .         500.00*
Miscellaneous Expenses . . . . . . . . . . . . . . . . . . . . .         783.55*
                                                                    -----------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 45,000.00*
                                                                    -----------
                                                                    -----------
--------------------
* Estimated for the purpose of this filing.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     (a) During the past three years, the Company has made sales of its Common Stock or Preferred Stock to the following persons for the cash or other consideration indicated, which sales were not registered under the Securities Act of 1933:

     1. Effective as of January 18, 1995, the Company issued 44,651 shares of Common Stock to Knowledge Engineering, Inc. ("KEI") in exchange for certain assets of KEI.

     2. Effective as of April 14, 1995, the Company issued 166,667 shares of Common Stock to Ask Me Multimedia, Inc. ("AMM") in exchange for certain assets of AMM.

     3. Effective as of October 7, 1996, the Company issued 1,000 and 100 shares of Series A Convertible Preferred Stock to Compagnie Parisienne de Ree compte and Libertview Plus Fund, respectively.

     Each of the foregoing sales were made to individuals or entities which had access to information enabling them to evaluate the merits and risks of the investment by virtue of their relationship to the Company or their economic bargaining power.

     (b) With respect to the transactions described in paragraphs 1 and 2 above, the Company relied on Section 4(2) with respect to the issuance of the shares for an exemption from the registration requirements of the Securities Act of 1933. With respect to the issuance of shares described in 3 above, the Company relied upon Regulation S in order to ensure that such securities were offered and sold outside of the United States. Each of the investors identified above was furnished with information concerning the operations of the Company and each had the opportunity to verify the information supplied.

ITEM 27.  EXHIBITS.

     The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

     EXHIBIT NO.
     -----------
     #    3.1.1    Articles of Incorporation of the Company as filed on
                   September 23, 1986 with the Secretary of State of the State of Washington.

     ***  3.1.2    Articles of Amendment to Articles of Incorporation of the
                   Company as filed on February 22, 1989 with the Secretary of State of the State of Washington.

     ***  3.1.3    Articles of Amendment to Articles of Incorporation of the
                   Company as filed on July 13, 1993 with the Secretary of State of the State of Washington.

     ***  3.2.1    By-Laws of the Company.

     #    3.2.2    Amended and Restated By-Laws of the Company.

     ***  4.1      Form of specimen certificate for Common Stock of the Company.

     -    4.2      Designation of Rights and Preferences of Series A Convertible
                   Stock.

     -    4.3      Form of Offshore Securities Subscription Agreement dated on or about October 7, 1996.

     -    4.4      Form of Warrant issuable pursuant to Offshore Subscription
                   Agreement.

     **   5.       Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration
                   Statement.

     ***  10.1.1   Employment Agreement, dated December 31, 1991, as further
                   amended on May 5, 1993, by and between Raymond Bily and the Company.

     ***  10.1.2   Employment Agreement, dated March 1, 1991, as further amended on May 5, 1993, by and between Ronald E. Risdon and the Company.

     EXHIBIT NO.
     -----------
     ***  10.1.3   Employment Agreement, dated May 15, 1991, as further amended on May 5, 1993, by and between Jerry W. Schwartz and the Company.

     +    10.1.4   Employment Agreement, dated July 19, 1993, by and between
                   Calvin M. Dyer and the Company.

     ***  10.2     Combined Incentive and Nonstatutory Stock Option Plan,
                   adopted February 22, 1989, and as amended April 30, 1993, authorizing 600,000 shares of Common Stock for issuance pursuant to the combined Plan.

     ***  10.5.1   Industrial Lease, dated January 28, 1992, by and between the
                   Teachers Insurance and Annuity Association of America, as landlord, and the Company, as tenant.

     +    10.5.2   Industrial Leases, dated July 9, 1993, by and between
                   Teachers Insurance and Annuity Association of America, as landlord, and the Company, as tenant.

     +    10.5.3   Amendment to Industrial Leases, dated February 15, 1994, by and between Teachers and Annuity Association of America, as landlord, and the Company, as tenant.

     ^    10.5.4   Industrial Lease, dated March 9, 1995, by and between Lake
                   Place II Limited Partnership, as landlord, and the Company, as tenant.

     ***  10.6.1   Software License Agreement, dated June 4, 1994, by and
                   between Music Technology Associates and the Company.

     ***  10.6.2   Software Rights Purchase Agreement, dated May 5, 1993, by and between Music Technology Associates and the Company.

     +    10.6.3   Software License Agreement, dated August 6, 1993 by and
                   between Dennis McMahon d/b/a Asystem, and the Company.

     #    10.6.4   Software Purchase Agreement, dated April 15, 1994 by and
                   between Dennis McMahon d/b/a Asystem, and the Company.

     ^    10.6.5   Software Purchase Agreement, dated November 10, 1994, by and between Dennis McMahon d/b/a Asystem, and the Company.

     ^    10.6.6   Software Purchase Agreement, dated December 22, 1994, by and between Dennis McMahon d/b/a Asystem, and the Company.

     ***  10.7.1   Reseller Agreement, dated January 3, 1992, by and between
                   WestPoint Creative Ltd. and the Company.

     ***  10.7.2   Reseller Agreement, dated December 31, 1991, by and between
                   CPS Computer Distribution GmbH and the Company.

     ***  10.7.3   Reseller Agreement, dated February 13, 1992, by and between
                   Walop Electronics B.V. and the Company.

     ***  10.8.1   Distribution Agreement, dated August 26, 1992, by and between
                   Merisel, Inc. and the Company.

     ***  10.8.2   Distribution Agreement, dated July 14, 1992, by and between
                   Ingram Micro Inc. and the Company.

     ***  10.9.1   OEM License Agreement, dated August 26, 1992, by and between
                   MPC (Distribution) Ltd. and the Company.

     ***  10.9.2   OEM License Agreement, dated January 8, 1993, by and between
                   Ad Lib Multimedia Inc. and the Company.

     ***  10.9.3   OEM License Agreement, dated October 26, 1993 by and between
                   Media Vision Corporation and the Company.

     ***  10.9.4   Form of OEM License Agreement between various OEM licensees and the Company.

     #    10.9.5   OEM License Agreement, dated May 10, 1994, by and between
                   International Business Machines and the Company.

     #    10.9.6   OEM License Agreement, dated May 17, 1994, by and between
                   Gateway 2000 and the Company.

     EXHIBIT NO.
     -----------

     #    10.9.7   OEM License Agreement, dated May 20, 1994, by and between
                   ASCII Corporation and the Company.

     #    10.9.8   OEM License Agreement, dated May 20, 1994, by and between I-O
                   Data Devices and the Company.

     ++   10.9.9   OEM License Agreement, dated March 6, 1995, by and between
                   Genoa Systems Corporation and the Company.

     ++   10.9.10  OEM License Agreement, dated June 2, 1995, by and between
                   Acer America Corporation and the Company.

     ++   10.9.11  OEM License Agreement, dated June 5, 1995, by and between NEC
                   Technologies, Inc. and the Company.

     ***  10.10.1  Founders' Buy-Sell Agreement, dated February 22, 1989, by and among Mark R. McCulley, Raymond Bily and the Company.

     ***  10.10.2  Addendum to Founder's Buy-Sell Agreement, dated April 30,
                   1993, by and among Mark R. McCulley, Raymond Bily and the Company.

     ***  10.10.3  Shareholder Agreement, dated December 9, 1991, by and among
                   Raymond Bily, Mark R. McCulley and certain shareholders of the Company, on the one hand, and the Company, on the other hand.

     ++   10.10.4  Asset Purchase Agreement, dated January 18, 1995, by and between the Company and Knowledge Engineering, Inc.

     ++   10.10.5  Asset Purchase Agreement, dated April 14, 1995, by and between the Company and Ask Me Multimedia, Inc.

     +    10.11.1  Business Loan Agreement, dated February 22, 1994, by and between U.S. Bank of Washington and the Company.

     ***  10.11.2  Loan and Security Agreement, dated June 1, 1993, by and between Silicon Valley Bank and the Company.

     ++   10.12.1  Severance letter, dated July 24 1995.

     ++   10.12.2  Temporary Employment Agreement between the Company and Craig
                   Bohman, dated July 24, 1995.

          14.      Not applicable.

          15.      Not applicable.

          21.      Not applicable.

     **   23.1     The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration Statement will be included in Exhibit 5.

     *    23.2     Consent of Price Waterhouse, independent certified public
                   accountants for the Company.

     *    24.      The Power of Attorney is included in the signature page of this Registration Statement.

          27. Financial Data Schedule is not required pursuant to Item 601 of Regulation S-B.

     -----------------------
     *    Filed herewith.
     #    Incorporated by reference from the Company's Registration Statement on
           Form SB-2 (S.E.C. File No. 33-80064-S).
     ***  Incorporated by reference from the Company's Registration Statement on
           Form SB-2 (S.E.C. File No. 33-62468-S).
     +    Incorporated by reference from the Company's Form 10-KSB filed on
           March 30, 1994 (S.E.C. File No. 000-22172).
     ^    Incorporated by reference from the Company's Form 10-KSB filed on
           April 13, 1995 (S.E.C. File No. 000-22172).
     ++   Incorporated by reference from the Company's Form 10-KSB/A filed
           August 8, 1995 (S.E.C. File No. 000-22172).
     **   To be filed by amendment.
     - Incorporated by reference from the Company's Form 10-QSB filed November 13, 1996 (S.E.C. File No. 000-22174).
------------------------

ITEM 17.  UNDERTAKINGS.

     (a)  RULE 415.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)  INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i)  RULE 430A.

     The undersigned Registrant hereby undertakes that:

          (i) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (ii) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of Prospectus as a new registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                      SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement or Amendment to be signed on its behalf by the undersigned in the City of Issaquah, State of Washington, on December 4, 1996.

                                   MIDISOFT CORPORATION


                                    By: /s/ LARRY FOSTER
                                       -----------------------------------
                                       Larry Foster, Chairman of the Board

     Each person whose signature appears below constitutes and appoints Larry Foster and Melinda A. Bryden or either of them, his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment was signed by the following persons in the capacities and on the dates stated.

           SIGNATURE                          TITLE                              DATE
           ---------                          -----                              ----
  /s/ LARRY FOSTER              Chairman of the Board, President
------------------------------  and Chief Executive Officer (Principal       December 4, 1996
      Larry Foster              Executive Officer)


  /s/ MELINDA A. BRYDEN         Vice President, Finance, Chief
------------------------------  Financial Officer (Principal Financial       December 4, 1996
      Melinda A. Bryden         and Accounting Officer)


                                Director
------------------------------
      Raymond Bily


  /s/ MARSHA MURRY              Director                                     December 4, 1996
------------------------------
      Marsha Murry


                                Director
------------------------------
      Stephen V. Sedmak


  /s/ A. PETER PARSONS          Director                                     December 4, 1996
------------------------------
      A. Peter Parsons